Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228972

PROSPECTUS

Forbes Energy Services Ltd.

Rights to Purchase up to

$54,392,400 Aggregate Principal Amount of

5.00% Subordinated Convertible PIK Notes Due 2020

We are distributing, at no charge, to holders of our common stock, on a pro-rata basis, non-transferable subscription rights (the “Rights”) to purchase up to $54,392,400 in aggregate principal amount of our 5.00% subordinated convertible PIK notes due 2020 (the “Notes”). We refer to the offering of the Notes through the Rights as the “Rights Offering.” Only holders of our common stock at 5:00 p.m., New York City time, on January 22, 2019, which we refer to as the “Record Date,” will receive one Right for each ten shares of common stock owned. Each Right will entitle a holder to purchase $100 principal amount of Notes at a purchase price of 100% of the principal amount thereof, provided that we will not issue any fractional Notes pursuant to the Rights Offering and exercises of Rights will be rounded down to the nearest whole increment of $100. You will be entitled to exercise an over-subscription privilege to purchase additional principal amount of Notes that may remain unsubscribed as a result of any unexercised Rights, such privilege being referred to as the “Over-Subscription Privilege.”

The Notes will bear interest at a rate of 5.00% per annum. Interest on the Notes will be payable solely by issuing additional notes in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar). Interest on the Notes will be payable on each June 30 and December 31, commencing on June 30, 2019, through, but not including, the Maturity Date (as defined herein). No scheduled interest payments on the Notes will be made in cash. The Notes will be subordinated to all of our existing and future senior obligations.

We may redeem the Notes, in whole or from time to time in part, at our option at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes to be redeemed and (ii) accrued and unpaid interest thereon to, but excluding, the redemption date, which amounts may be payable in cash or in shares of our common stock, calculated as described below. Upon the earliest to occur of (i) the date of an underwritten public offering of our common equity resulting in the listing of our common stock on a national securities exchange (a “Marketed Public Offering”), (ii) a Change of Control (as defined herein) and (iii) the Maturity Date (or such earlier date as we shall elect to redeem the Notes), the Notes shall mandatorily convert at a conversion rate per $100 principal amount of Notes into a number of shares calculated based on the Fair Market Value of a share of our common stock at such time, in each case less a 15% discount per share. In the case of a Marketed Public Offering, “Fair Market Value” shall mean the offering price per share paid by public investors in the Marketed Public Offering. In the case of a Change of Control, “Fair Market Value” shall mean the value of the consideration paid per share by the acquirer in the Change of Control transaction. In the case of mandatory conversion at the Maturity Date (or such earlier date as we shall elect to redeem the Notes and elect to settle with shares of common stock), our board of directors shall engage a nationally recognized investment banking firm, which shall provide a valuation of our common stock to be used as the “Fair Market Value” for the purposes of calculating the conversion rate. The Notes will mature on June 30, 2020 (the “Maturity Date”), at which time, if not earlier redeemed or converted, the Notes shall mandatorily convert into shares of our common stock.

Pursuant to the terms of this Rights Offering, the Rights may be exercised for a maximum of $54,392,400 of Notes (the “Maximum Offering Amount”). Ascribe II Investments LLC, and Ascribe III Investments LLC (collectively, “Ascribe”) own approximately 21% of the outstanding shares of our common stock and Solace Forbes Holdings, LLC (“Solace”) owns approximately 17% of the outstanding shares of our common stock as of the Record Date. Ascribe and Solace are referred to as the “Backstop Providers” and have agreed to exercise their basic subscription rights in the Rights Offering. To the extent that our other stockholders do not subscribe for and purchase the full principal amount of Notes available in the Over-Subscription Privilege, we have entered into a backstop commitment letter (the “Backstop Commitment Letter”) with the Backstop Providers, pursuant to which, subject to certain conditions, each of the Backstop Providers has agreed to exercise its Over-Subscription Privilege with respect to an amount of Notes such that the Notes subscribed for by the other stockholders, together with all of the Notes subscribed for by the Backstop Providers, will result in gross proceeds sufficient to repay outstanding obligations under the Bridge Loan (as described below). Such amount may be less than the Maximum Offering Amount.

The Backstop Providers have loaned $50.0 million to us through a one year Bridge Loan (as defined herein) so that $50.0 million of funds would be available to us for use in completing the strategic acquisition of Cretic Energy Services, LLC, which was completed on November 16, 2018 (the “Cretic Acquisition”). Upon completion of the Rights Offering, the proceeds of the Rights Offering will be used to repay the Bridge Loan made by the Backstop Providers, including any accrued and unpaid interest thereon and any increase in the principal amount thereof as a result of the accrual of PIK interest thereon. Any proceeds remaining as a result of holders exercising Rights to purchase an amount of Notes that is greater than the amount needed to pay all outstanding obligations under the Bridge Loan in full will be used for general corporate purposes.

If the Rights Offering is not fully subscribed and you fully exercise your basic subscription right, you may also exercise the Over-Subscription Privilege to purchase Notes that were not subscribed for by other stockholders under the Rights Offering, subject to proration as described herein. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on February 28, 2019, unless we extend the Rights Offering period. We may extend the Rights Offering and the period for exercising your Rights, in our sole discretion, up to an additional thirty (30) days.

You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering. All exercises of Rights are irrevocable, even if the Rights Offering is extended. We are not making any recommendation regarding your exercise of the Rights.

The Notes will not be listed for trading on any exchange, but the Notes will be transferable until three days prior to their maturity.

Our common stock is quoted on the OTCQX, under the symbol “FLSS.” On January 22, 2019, the last reported price of our common stock on the OTCQX was $3.00 per share.

We cannot give you any assurance that a market for the Notes will develop or, if a market does develop, of the price at which the Notes will trade or whether such market will be sustainable throughout the period when the Notes are transferable.

Our board of directors is making no recommendation regarding your exercise of the Rights. You should carefully consider whether to exercise your Rights before the expiration date. You may not revoke or revise any exercises of Rights once made unless we terminate the Rights Offering.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of this prospectus and in any other document incorporated by reference herein or therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2019.

You should rely only on the information contained in this prospectus and documents incorporated into this prospectus by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus, the documents incorporated by reference herein and any supplements to this prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of these securities.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about Forbes Energy Services Ltd. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the Rights. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any issuance of Rights or Notes. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part or any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

CERTAIN TERMS USED IN THIS PROSPECTUS

Unless the context requires otherwise or otherwise expressly stated, all references in this prospectus to “Forbes,” the “Company,” “we,” “our,” “us” or “Forbes Energy Services” refer to Forbes Energy Services Ltd. and its subsidiaries, including Cretic from and after November 16, 2018. All references to “Cretic” or “Cretic Energy Services” refer to Cretic Energy Services, LLC.

Unless the context otherwise requires, in this prospectus (other than the section entitled “Description of Notes”) references to:

•

“ABL Facility” means the senior secured asset-based credit facility provided pursuant to that certain Credit Agreement, dated as of November 16, 2018, by and among Forbes, FES LLC and certain of their subsidiaries, as borrowers, the lenders from time to time party thereto, and Regions Bank, as administrative agent, under which the lenders have provided $35.0 million of revolving credit commitments, as the same may be amended, supplemented or restated;

•	“Add-On Term Loan” means the $10.0 million add-on term loan incurred on November 16, 2018 under the Term Loan Facility;

•	“Ascribe” means, collectively, Ascribe II Investment LLC and Ascribe III Investments LLC;

•	“Bridge Loan” means the $50.0 million one-year term loan entered into on November 16, 2018 under the Term Loan Facility;

•	“Change of Control” has the meaning of “Change of Control” as set forth under “Description of Notes—Certain Definitions;”

•	“Cretic Acquisition” means the acquisition of Cretic by FES LLC on November 16, 2018;

•	“Debtors” means Forbes and its domestic subsidiaries prior to the Cretic Acquisition;

•

“Effective Date” means April 13, 2017, the date that the Debtors prepackaged plan of reorganization, as amended and supplemented, became effective pursuant to its terms and the Debtors emerged from their chapter 11 bankruptcy cases;

•	“Financing Transactions” means the entry by the Company on November 16, 2018 into the amendment of the Term Loan Facility and the ABL Facility in connection with the Cretic Acquisition;

•	“FES LLC” means Forbes Energy Services LLC, a wholly owned subsidiary of Forbes;

•	“Initial Term Loan” means the $50.0 million term loan entered into on April 13, 2017 under the Term Loan Facility;

•	“Notes” means the 5.00% subordinated convertible PIK notes of Forbes due 2020 to be offered pursuant to the Rights Offering;

•	“Rights” means non-transferable subscription rights to purchase the Notes;

•	“Rights Offering” means the offering to holders of Forbes common stock as of the Record Date of Rights to purchase the Notes;

•	“Solace” means Solace Forbes Holdings, LLC; and

•

“Term Loan Facility” means that certain Loan and Security Agreement, dated as of April 13, 2017 and amended as of November 16, 2018, by and among FES LLC, as borrower, Forbes and certain subsidiaries of FES LLC, as guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, under which the Initial Term Loan, the Add-On Term Loan and the Bridge Loan were entered into, as the same may be amended, supplemented or restated.

Basis of Presentation of Financial Statements

On January 22, 2017, the Debtors filed voluntary petitions, or the Bankruptcy Petitions, for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division (the “Bankruptcy Court”), pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization (as amended and supplemented, the “Plan”). On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.

As discussed in Note 2 to the Consolidated Financial Statements of Forbes contained in its annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018 and incorporated by reference herein, Forbes applied fresh start accounting upon emergence from bankruptcy on the Effective Date, which resulted in it becoming a new entity for financial reporting purposes. The effects of the Plan and the application of fresh start accounting are reflected in Forbes’s Consolidated Financial Statements from and after April 13, 2017 (Successor) and the adjustments related thereto were recorded as reorganization items in our Consolidated Statements of Operations for the period January 1, 2017 to April 12, 2017 (Predecessor). References to “Successor” pertain to Forbes from and after the Effective Date. References to “Predecessor” pertain to Forbes prior to the Effective Date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve many risks and uncertainties. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments, including the recent decline and current volatility in oil and natural gas prices; and

•	the potential benefits of our completed and any future merger, acquisition, disposition, restructuring, and financing transactions.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	we have incurred additional indebtedness to finance the Cretic Acquisition and may not be able to meet our debt service requirements;

•	we may not realize the growth opportunities that are anticipated from the Cretic Acquisition;

•	the completion of the integration of Cretic could adversely affect our business, financial results, and operations, and the market price of shares of our common stock;

•	you may not be able to resell any of the Notes that you purchase pursuant to the exercise of Rights immediately upon expiration of the Subscription Period;

•	our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus;

•	because we may terminate or cancel the Rights Offering at any time, your participation in the Rights Offering is not assured;

•

we may amend the terms of the Rights Offering or modify the Subscription Period at any time prior to the expiration of the Subscription Period and in such case neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments;

•	if you do not act promptly and follow the subscription instructions, then your Rights may expire or your exercise of Rights may be rejected;

•	you will not receive interest on subscription funds, including any funds ultimately returned to you;

•	the tax treatment of the receipt of the Rights is subject to uncertainty, and alternative characterizations could apply;

•	securityholders participating in the Rights Offering will be subject to risks as holders of the Notes;

v

•	our repayment obligations under the Notes will be junior to our obligations under our senior indebtedness including the Term Loan Facility and the ABL Facility;

•	despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above;

•	even though the Notes are convertible into shares of our common stock, the terms of the Notes will not provide protection against some types of important corporate events;

•

the issuance of our common stock in connection with the mandatory conversion of the Notes, including Notes issued for PIK interest, will cause substantial dilution, which will materially affect the trading price of our common stock and earnings per share;

•	the conversion rate of the Notes will not be adjusted for dilutive events that may occur;

•	if we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes;

•	we do not intend to seek a rating for the Notes;

•	an active trading market may not develop for the Notes, and you may not be able to resell the Notes;

•	our stock price may be volatile, which could result in substantial losses for investors in our securities;

•

sales of shares of our common stock by our existing stockholders, or the perception that these sales may occur, especially by directors or significant stockholders of Forbes, may cause our stock price to decline;

•

future sales and issuances of shares of our common stock or rights to purchase our common stock, including pursuant to our management incentive plan, could result in additional dilution of the percentage ownership of our stockholders, including persons who obtain shares of our common stock upon conversion of the Notes;

•	a limited public trading market may cause volatility in the price of shares of our common stock;

•	the ownership of our common stock is highly concentrated, and your interests may conflict with the interests of Forbes’s existing 5% or more stockholders; and

•

we may be subject to other factors discussed under “Risk Factors” beginning on page 13 of this prospectus and the Risk Factors included in any amendment, our Annual Report on Form 10-K for the year ended December 31, 2017 and other reports we file with the SEC that are incorporated into this prospectus.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are some of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the Notes, our common stock and our business.

What is the Rights Offering?

We are distributing, at no charge and on a pro-rata basis, to all holders of our common stock on the Record Date, subscription rights to purchase Notes, which subscription rights we refer to as “Rights.” One Right is being distributed for each ten shares outstanding to record holders of our common stock as of the Record Date, January 22, 2019. Each Right will entitle a holder to purchase $100 principal amount of Notes. The Notes will bear interest at a rate of 5.00% per annum. Interest on the Notes will be payable solely by issuing additional Notes in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar). Interest on the Notes will be payable on each June 30 and December 31, commencing on June 30, 2019. No scheduled interest payments on the Notes will be made in cash. The Notes will be subordinated to all of our existing and future senior obligations, whether or not secured. The Rights will be evidenced by the rights certificates described below under “The Rights Offering—Method of Exercising Rights.” We may redeem the Notes, in whole or from time to time in part, at our option at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes to be redeemed and (ii) accrued and unpaid interest thereon to, but excluding, the redemption date, which amounts may be payable in cash or in shares of the Company’s common stock, calculated as described below (subject to limitations, if any, in the documentation governing the Company’s senior indebtedness). Upon the earliest to occur of (i) the date of an underwritten public offering of common equity of the Company resulting in the listing of the Company’s common stock on a national securities exchange (the “Marketed Public Offering”), (ii) a Change of Control and (iii) the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes), the Notes shall mandatorily convert at a conversion rate per $100 principal amount of Notes into a number of shares of the Company’s common stock calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share. In the case of a Marketed Public Offering, “Fair Market Value” shall mean the offering price per share paid by public investors in the Marketed Public Offering. In the case of a Change of Control, “Fair Market Value” shall mean the value of the consideration paid per share by the acquirer in the Change of Control transaction. In the case of mandatory conversion at the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes), the board of directors of the Company (the “Board”) shall engage a nationally recognized investment banking firm, which shall provide a valuation of the Company’s common stock to be used as the “Fair Market Value” for the purposes of calculating the conversion rate. No sinking fund will be provided for the Notes. The Notes to be issued in the Rights Offering will not be listed for trading on any exchange. Our common stock is quoted on the OTCQX under the symbol “FLSS.”

What is the subscription right?

Each Right gives the holder the opportunity to purchase $100 principal amount of Notes. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the Record Date established by our Board, one Right for each ten shares of our common stock that you owned at that time. You may exercise the Rights for Notes in a minimum denomination of $100 and integral multiples thereof subject to the Rights, or you may choose not to exercise any Rights.

In order to properly exercise your Rights, you must deliver to the subscription agent, American Stock Transfer & Trust Company, LLC (“AST” or the “Subscription Agent”), the subscription payment and a properly completed rights certificate, or if you hold your Rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your nominee related to your Rights before the expiration of the Rights Offering. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights.

If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company (“DTC”). DTC will issue a number of Rights to your nominee equal to which you are entitled as a beneficial holder. See “The Rights Offering—Method of Exercising Rights” on page 37.

Will fractional Rights be issued?

No. We will not issue fractional Rights or cash in lieu of Notes in less than the minimum denomination of $100. If you hold an odd number of shares not evenly divisible by ten, such odd number will be rounded down to the next number evenly divisible by ten.

Is there an over-subscription privilege?

Yes. If, and only if, you fully exercise your basic subscription right evidenced by your Rights, you will also have an Over-Subscription Privilege which allows you to subscribe for additional principal amount of Notes under Rights that were not exercised by other stockholders. The Backstop Providers will only participate in the Over-Subscription Privilege if the other stockholders do not subscribe for and purchase in the Over-Subscription Privilege the full principal amount of Notes necessary to repay all outstanding obligations under the Bridge Loan. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic Rights. The Notes sold through the Over-Subscription Privilege will be sold at the same Subscription Price as the Notes sold pursuant to the basic subscription Rights and are subject to proration.

What is proration?

All subscriptions pursuant to the Over-Subscription Privilege will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the maximum amount necessary to repay obligations under the Bridge Loan, which amounts in each case shall not exceed $54,392,400. In the event that the number of subscriptions pursuant to the Over-Subscription Privilege exceeds the amount necessary to pay all outstanding obligations under the Bridge Loan, each subscriber exercising the Over-Subscription Privilege will receive a pro-rata portion of the Notes issued pursuant to the Over-Subscription Privilege up to the amount necessary to pay all outstanding obligations under the Bridge Loan. Each such subscriber will receive a principal amount of Notes equal to the product (disregarding fractions) obtained by multiplying the remaining principal amount of Notes required to be sold in order to result in the proceeds needed to pay all outstanding obligations under the Bridge Loan by a fraction of which the numerator is the principal amount of Notes subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate remaining principal amount of Notes subscribed for by all participants under the Over-Subscription Privilege. Any fractional Notes to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole increment of $100.

For example, assume that $2.0 million principal amount of Notes remain available under the Over-Subscription Privilege in order to result in the proceeds needed to pay all outstanding obligations under the Bridge Loan. If you subscribed for $1.0 million principal amount of Notes pursuant to your Over-Subscription Privilege, and a total of $5.0 million principal amount of Notes were subscribed for pursuant to all Over-Subscription Privileges, the principal amount of Notes issued to you pursuant to your Over-Subscription Privilege would be prorated and you would receive only $400,000 principal amount of Notes ($2.0 million principal amount of Notes multiplied by the quotient of $1.0 million, divided by $5.0 million), and any subscription payments you provide to the Subscription Agent in excess of the amount necessary to purchase the shares allocated to you pursuant to your Over-Subscription Privilege would be refunded to you, without interest.

The Subscription Agent will notify Rights holders of the principal amount of Notes allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the Subscription Agent will be promptly returned, without interest.

Have any Stockholders made any commitments respecting the Rights Offering?

The Backstop Providers have agreed to exercise their basic subscription rights in the Rights Offering. Further, to the extent that the other stockholders do not subscribe for and purchase pursuant to the Over-Subscription Privilege, we have entered into the Backstop Commitment Letter with the Backstop Providers, pursuant to which, subject to certain conditions, each of the Backstop Providers has agreed to exercise its Over-Subscription Privilege with respect to an amount of Notes such that the Notes subscribed for by the other stockholders, together with all of the Notes to be subscribed for by the Backstop Providers, will result in gross proceeds sufficient to repay outstanding obligations under the Bridge Loan.

The backstop obligations of the Backstop Providers are subject to the following conditions, which may be waived by the Backstop Providers: (i) we must file with the SEC a registration statement containing a prospectus relating to the Rights Offering, (ii) we must use our reasonable best efforts to cause the Rights Offering registration statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the maturity date of the Bridge Loan, and (iii) no default or event of default relating to the payment obligations, bankruptcy or insolvency having occurred under our Term Loan Facility, or under our ABL Facility.

Why are we conducting the Rights Offering?

The Company entered into a merger agreement (the “Merger Agreement”) among FES LLC, Cobra Transitory Sub LLC, as Merger Sub, Cretic and Catapult Energy Services Group, LLC, as Holders Representative and Paying Agent, dated November 16, 2018, pursuant to which we acquired all of the outstanding membership interests in Cretic. In order to generate certain of the funds required to complete the Cretic Acquisition and pay certain of the purchase and other amounts payable under the Merger Agreement, the Company borrowed $50.0 million from the Backstop Providers under the Bridge Loan provided pursuant to the Term Loan Facility. The proceeds from the Rights Offering will be used to repay obligations under the Bridge Loan. For additional details, see “Prospectus Summary—Recent Developments” on page 2.

Am I required to exercise all of the Rights I receive in the Rights Offering?

No. You may exercise your Rights in full or in part, provided that the Notes are issuable in a minimum denomination of $100 and integral multiples in excess thereof, or you may choose not to exercise any Rights.

Are we requiring a minimum subscription to complete the Rights Offering?

No. There is no aggregate minimum we must receive to complete the Rights Offering. Since the Backstop Providers have agreed to fully exercise their Rights and, if applicable, their Over-Subscription Privilege with respect to any principal amount of Notes which is not subscribed for and purchased by our other stockholders pursuant to their basic Rights and their Over-Subscription Privilege up to the amount necessary to pay all outstanding obligations under the Bridge Loan, the Rights Offering will be fully subscribed to that extent even if no stockholders other than the Backstop Providers exercise their Rights, and we will receive at least gross proceeds sufficient to pay all outstanding obligations under the Bridge Loan. As of the date of this prospectus, and assuming the Rights Offering is completed and the Bridge Loan repaid as of February 28, 2019, the amount required to repay obligations under the Bridge Loan would be approximately $51.7 million.

Has our Board made a recommendation to our stockholders regarding the Rights Offering?

No. The Board is not making a recommendation regarding your exercise of the Rights. Shareholders who exercise Rights risk investment loss on new money invested in purchasing Notes. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 13 for a discussion of some of the risks involved in investing in our Notes and the underlying common stock.

How soon must I act to exercise my Rights?

The Rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the Rights Offering, which is February 28, 2019, at 5:00 p.m., New York City time. If you elect to exercise any Rights, the Subscription Agent must actually receive all required documents and payments from you before the expiration of the Rights Offering. The expiration of the Rights Offering may be extended by the Company up to an additional thirty (30) days in its discretion.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, a subscription rights certificate will be mailed to each registered holder of our common stock as of the close of business on the Record Date, based on our stockholder registry maintained at the transfer agent for our common stock. That rights certificate will include subscription details and election information for the subscription rights. If you hold your shares of common stock in “street name” through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise your Rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights. It is not necessary to have a physical subscription rights certificate to elect to exercise your Rights if your shares are held by a nominee.

May I transfer my Rights?

No. The Rights are not transferable.

Can the Rights Offering be extended, canceled or amended?

Yes. We may cancel or amend the Rights Offering in our discretion. In addition, we may, in our discretion, extend the period for exercising your Rights up to an additional thirty (30) days.

How do I exercise my Rights? What forms and payment are required to purchase Notes?

If you wish to participate in the Rights Offering, you must:

•	deliver payment to the Subscription Agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on February 28, 2019; and

•	deliver a properly completed subscription rights certificate to the Subscription Agent before 5:00 p.m., New York City time, on February 28, 2019.

If you cannot deliver your subscription rights certificate to the Subscription Agent before the expiration of the Rights Offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 46.

If you send a payment that is insufficient to purchase the principal amount of Notes you requested, or if the principal amount of Notes you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the full extent possible based on the amount of the payment received and your relevant Rights, as described in this prospectus.

x

Will our directors and officers participate in the Rights Offering?

All holders of our common stock as of the Record Date for the Rights Offering will receive, at no charge, the non-transferable Rights to purchase Notes as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the Record Date, they will receive Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

Only record holders of outstanding common stock on the Record Date will receive Rights.

When and how will I receive the Notes upon exercise of my Rights?

After the expiration of the Subscription Period, the Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC or, if you are a record holder of shares of our common stock and are exercising your Rights other than through a DTC participant (as defined under “The Rights Offering”), the Notes will be issued in definitive certificated form in the name under which you hold shares of our Common Stock or in physical form that is not deposited with DTC. The Company will determine the date for the delivery of the Notes being issued in the Rights Offering following the expiration of the Subscription Period and will announce the anticipated delivery date of the Notes at a later date.

After I send in my payment and rights certificate, may I cancel my exercise of Rights?

No. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase Notes.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a nominee, then this nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf for the Notes you wish to purchase.

If you wish to participate in the Rights Offering and purchase Notes, please promptly contact your nominee who is the record holder of your shares. We will ask your nominee to notify you of the Rights Offering. You should complete and return to your nominee that is the record holder of the shares you own the form entitled “Beneficial Owner Election.” You should receive this form from your nominee that is the record holder of the shares you own with the other Rights Offering materials. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights.

How many shares of common stock will be outstanding after the issuance and conversion of the Notes?

As of January 22, 2019, we had 5,439,247 shares of our common stock issued and outstanding. We are not able to determine how many shares we will issue when the Notes are converted because the conversion rate will be based upon the Fair Market Value of the shares at the time of conversion. If, for example, the Notes were converted at the Maturity Date, after accounting for the PIK interest in the form of additional Notes that will also be convertible into shares of our common stock (assuming the maximum aggregate amount of Notes to be converted of $58,330,000), and based on a per share Fair Market Value of $3.00, which was the last reported price of our common stock on the OTCQX on January 22, 2019, after giving effect to the 15% conversion discount provided for we would issue shares of our common stock upon conversion of the Notes resulting in approximately 28.3 million shares outstanding following such conversion.

How much money will the Company receive from the Rights Offering?

Since the Backstop Providers have agreed to exercise, if applicable, their Over-Subscription Privilege with respect to any principal amount of Notes necessary to generate sufficient proceeds to repay all obligations under the Bridge Loan that are not subscribed for and purchased by our other stockholders pursuant to their Over-Subscription Privilege, the Rights Offering will be fully subscribed to that extent even if no stockholders other than the Backstop Providers exercise their Rights. The maximum amount of proceeds we may receive is $54,392,400.

Upon completion of the Rights Offering, the proceeds of the Rights Offering will be used to repay the Bridge Loan made by the Backstop Providers, including any accrued and unpaid interest thereon and any increase in the principal amount thereof as a result of the accrual of PIK interest thereon. Any additional proceeds received as a result of holders exercising Rights to purchase an amount of Notes that is greater than the amount needed to pay all outstanding obligations under the Bridge Loan will be used for general corporate purposes. In the event that the Backstop Providers are required to fund the Backstop Commitment, there will be no excess proceeds to us.

Are there risks in exercising my Rights?

Yes. The exercise of your Rights involves risks. Exercising your Rights involves the purchase of Notes and should be considered as carefully as you would consider any other investment in our securities. Among other things, you should carefully consider the risks described under the headings “Risk Factors” beginning on page 13 in this prospectus and in the documents incorporated by reference herein.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If there is any cutback in your subscription request (e.g., due to proration in connection with your Over-Subscription Privilege, or any computational or other error in a subscription request, or due to any other disqualification) or if the Rights Offering is terminated or otherwise is not completed, such subscription over-payment received by the Subscription Agent for requests that are not honored will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the Subscription Agent will return payments through the record holder of the shares.

When can I sell the Notes I receive upon exercise of the Rights?

If you exercise your Rights, you will be able to resell the Notes purchased by exercising your Rights once your account has been credited with those Notes, provided you are not otherwise restricted from selling the Notes (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the Notes as soon as practicable after completion of the Rights Offering, there may be a delay between the expiration date of the Rights Offering and the time that the Notes are issued. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell your Notes at a price equal to or greater than the Subscription Price.

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange. The Notes are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the Notes or the market value of the Notes.

What fees or charges apply if I purchase Notes?

We are not charging any fee or sales commission to issue Rights to you or to issue Notes to you if you exercise your Rights. If you hold your shares through a nominee and exercise your Rights through the record holder of your shares, you are responsible for paying any fees your nominee record holder may charge you.

What are the U.S. federal income tax consequences of exercising Rights?

For U.S. federal income tax purposes, we believe you generally should not recognize income or loss in connection with the receipt or exercise of Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our Notes. For further information, please see “Certain Material U.S. Federal Income Tax Consequences” on page 50.

To whom should I send my forms and payment?

If your shares are held in the name of a nominee, then you should send your rights certificate, election form (including subscription request) and notice of guaranteed delivery (which we collectively refer to as “subscription documents”) and subscription payment to that nominee that is the record holder. If you are the record holder, then you should send your subscription documents and subscription payment (other than wire transfers) to the Subscription Agent at:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery of your subscription documents and subscription payment to the Subscription Agent or, if you are not a record holder, to your nominee. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent or your nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, D.F. King & Co. Inc, at 866-406-2285 or by email at flss@dfking.com.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the section describing the risks of investing in our securities under the caption “Risk Factors,” and the documents and financial statements incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Forbes Energy Services Ltd., or the Company, is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and re-completions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, plus one location in Pennsylvania. We believe that our broad range of services, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

On January 22, 2017, the Debtors filed voluntary petitions (the “Bankruptcy Petitions”), for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division (the “Bankruptcy Court”), pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization (as amended and supplemented, the “Plan”). On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.

The Company was initially organized as a Bermuda exempt company on April 9, 2008. On August 12, 2011, the Company discontinued its existence as a Bermuda entity and converted into a Texas corporation. In connection with the Company’s restructuring, and pursuant to the Plan, the Company became a Delaware corporation on April 13, 2017. As discussed in Note 2 to the Consolidated Financial Statements of Forbes contained our annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018 and incorporated by reference herein, we applied fresh start accounting upon emergence from bankruptcy on the Effective Date which resulted in the Company becoming a new entity for financial reporting purposes. The effects of the Plan and the application of fresh start accounting are reflected in our Consolidated Financial Statements from and after April 13, 2017 (Successor) and the adjustments related thereto were recorded as reorganization items in our Consolidated Statements of Operations for the period January 1, 2017 to April 12, 2017 (Predecessor). References to “Successor” pertain to the Company from and after the Effective Date. References to “Predecessor” pertain to the Company prior to the Effective Date.

We provide a wide range of services to a diverse group of companies. For the period April 13 through December 31, 2017 (Successor) and the period January 1 through April 12, 2017 (Predecessor), we provided services to 462 and 303 companies, respectively. During the nine months ended September 30, 2018, we provided services to 495 companies. For the period April 13 through December 31, 2017 (Successor) and period January 1 through April 12, 2017 (Predecessor), we generated consolidated revenues of approximately $96.5 million and $30.8 million, respectively. During the nine months ended September 30, 2018 (Successor), we generated consolidated revenues of approximately $124.4 million.

We conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 66.2% and 63.6% of our consolidated revenues for the period April 13 through December 31, 2017 (Successor) and period January 1 through April 12, 2017 (Predecessor), respectively, and 66.2% of consolidated revenues for the nine months ended September 30, 2018. At September 30, 2018, our well servicing segment utilized our fleet of 168 well servicing rigs, which was comprised of 154 workover rigs and 14 swabbing rigs, as well as eight coiled tubing spreads and other related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, (iv) plugging and abandonment services, and (v) pressure testing of oil and natural gas production tubing and scanning tubing for pitting and wall thickness using tubing testing units.

•

Fluid Logistics. Our fluid logistics segment comprised 33.8% and 36.4% of our consolidated revenues for the period April 13 through December 31, 2017 (Successor) and period January 1 through April 12, 2017 (Predecessor), respectively, and 33.8% of consolidated revenues for the nine months ended September 30, 2018. Our fluid logistics segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, hot oil trucks, frac tanks, fluid mixing tanks, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow it within existing markets, generate more business from existing customers, and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 72.7% and 68.1% of our revenues for the period April 13 through December 31, 2017 (Successor) and period January 1 through April 12, 2017 (Predecessor), respectively, and 56.7% of revenues for the nine months ended September 30, 2018, were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of a well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

General Company Information

Our common stock is quoted on the OTCQX under the symbol “FLSS.” Our principal executive offices are located at 3000 South Business Highway 281, Alice, Texas 78332. The main telephone number is (361) 664-0549. We maintain an Internet website at www.forbesenergyservices.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Recent Developments

Acquisition of Cretic Energy

On November 16, 2018, our subsidiary FES LLC entered into a Merger Agreement (the “Merger Agreement”) with Cretic and Catapult Energy Services Group, LLC (“Catapult”), pursuant to which Forbes acquired Cretic for $67.5 million, subject to customary purchase price adjustments.

The Merger Agreement contains customary representations, warranties and covenants by each of the parties. In connection with the Merger Agreement, $6.39 million of the purchase price was placed into escrow to satisfy the indemnification obligations of Cretic’s former equity holders and $1.5 million of the purchase price was placed into escrow to satisfy any adjustments to the purchase price owed to Forbes.

Forbes funded the purchase price for the Cretic Acquisition with proceeds from borrowings of approximately $8.9 million under the ABL Facility; borrowings of $10.0 million under the Add-On Term Loan; and borrowings of $50.0 million under the Bridge Loan, as described below under “ —Cretic Acquisition Financing.”

About Cretic Energy

Cretic is a Permian-focused provider of coiled tubing services and equipment to oil and gas producers and is expanding into completions chemicals and rental tools. Cretic utilizes a modern fleet of seven coiled tubing units ranging in size from 2-3/8” to 2-7/8” to service customers operating in U.S. unconventional land-based operations. Founded in 2013, Cretic has grown through organic means, recruiting experienced managers and field personnel and building a fleet of coiled tubing units manufactured within the last 5 years. Cretic is headquartered in Montgomery, Texas, with its primary service center in Midland, Texas. Strong growth in the Permian market as well as trends toward a greater number of pads, more wells per pad and longer laterals support Cretic’s service delivery strategy. For the year ended December 31, 2017, Cretic’s top 15 customers accounted for 75% of revenues, with no single customer representing more than 18%. Cretic generated $44.9 million in revenue for the fiscal year ended December 31, 2017, and $51.0 million for the nine months ended September 30, 2018.

Cretic’s coiled tubing services can be used to perform completion and intervention services throughout the well lifecycle, including during drilling, completion, production and abandonment. Cretic is able to perform live well interventions without shutting down production as coiled tubing is inserted against the pressure of the well.

Although coiled tubing has historically been utilized for intervention and workover of vertical wells, the prevalence of horizontal drilling has rapidly expanded its range of applications. Currently, Cretic’s coiled tubing work is primarily related to horizontal completions.

Cretic Acquisition Financing

ABL Facility

In connection with the Cretic Acquisition, on November 16, 2018, Forbes and certain of its subsidiaries, as borrowers, entered into the ABL Facility with the lenders party thereto and Regions Bank, as administrative agent and collateral agent (the “ABL Agent”). The ABL Facility provides for $35.0 million of revolving loan commitments, subject to a borrowing base comprised of 85% of eligible accounts receivable, 90% of eligible investment grade accounts receivable and 100% of eligible cash, less reserves. The loans under the ABL Facility accrue interest at a floating rate of LIBOR plus 2.50%-3.25%, or a base rate plus 1.50%-2.25%, with the margin based on the fixed charge coverage ratio from time to time.

The ABL Facility is secured on a first lien basis by substantially all assets of Forbes and its subsidiaries, subject to an intercreditor agreement between the ABL Agent and the Term Loan Agent (as defined below) which provides that the priority collateral for the ABL Facility consists of accounts receivable, cash and related assets, and that the other assets of Forbes and its subsidiaries constitute priority collateral for the Term Loan Facility.

Amendment to Term Loan Facility and Joinder

In connection with the Cretic Acquisition, on November 16, 2018, Forbes, as a guarantor, FES LLC, as borrower, and certain of their subsidiaries, as guarantors, entered into Amendment No. 1 to the Loan and Security

Agreement with certain financial institutions as lenders thereunder and Wilmington Trust, National Association, as agent (the “Term Loan Agent”), pursuant to which the Term Loan Facility was amended to, among other things, permit the incurrence of (i) debt under the ABL Facility and the liens securing the obligations thereunder, (ii) the Add-On Term Loan under the Term Loan Facility in an aggregate principal amount of $10.0 million and (iii) the Bridge Loan under the Term Loan Facility in an aggregate principal amount of $50.0 million.

In addition, on November 16, 2018, Cretic entered into joinder documentation pursuant to which it became a guarantor under the Term Loan Facility and a pledgor under the Pledge and Security Agreement referred to in the Term Loan Facility.

Risk Factors

Exercising the Rights and investing in our Notes involve a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information under the heading “Risk Factors” in this prospectus and all other information included in or incorporated by reference into this prospectus before you decide to exercise your Rights to purchase Notes.

The Rights Offering

The following summary describes the principal terms of the Rights Offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Securities Offered	We are distributing, at no charge, to holders of our common stock, Rights to purchase up to $54,392,400 in aggregate principal amount of Notes. You will receive a fixed number of Rights based on your pro-rata ownership of common stock as of the Record Date set forth below.

Subscription Rights	We are distributing one (1) Right for every ten shares of our common stock. Each Right will entitle a holder to purchase $100 principal amount of Notes; we refer to this as your “Right.”

Over-Subscription Privilege	If, and only if, you fully exercise your basic subscription Right, you will also have an Over-Subscription Privilege which allows you to subscribe for additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription Rights. The Notes sold through the Over-Subscription Privilege will be sold at the same Subscription Price as under the Rights and are subject to proration.

Backstop Commitment	The Backstop Providers have agreed to exercise their basic subscription Rights in the Rights Offering. To the extent that our other stockholders do not subscribe for and purchase the full principal amount of Notes available in the Over-Subscription Privilege, we have entered into the Backstop Commitment Letter with the Backstop Providers, pursuant to which, subject to certain conditions, each of the Backstop Providers has agreed to exercise its Over-Subscription Privilege with respect to an amount of Notes such that the Notes subscribed for by the other stockholders, together with all of the Notes subscribed for by the Backstop Providers, will result in gross proceeds sufficient to repay all outstanding obligations under the Bridge Loan.

The backstop obligations of the Backstop Providers are subject to the following conditions: (i) we must file with the SEC a registration statement containing a prospectus relating to the Rights Offering, (ii) we must use our reasonable best efforts to cause the Rights Offering registration statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the maturity date of the Bridge Loan, and (iii) no default or event of default relating to the payment obligations, bankruptcy or insolvency having occurred under our Term Loan Facility (including the Add-On Term Loan and the Bridge Loan) or ABL Facility.

Proration	The Over-Subscription Privilege is subject to proration to assure that the aggregate proceeds raised in the Rights Offering does not exceed the the amount needed to pay all outstanding obligations outstanding under the Bridge Loan, and in any case does not exceed $54,392,400. If any proration is necessary, subscriptions for Notes under the Over-Subscription Privilege will be prorated. For more information regarding proration, including the precise formula for how your Rights will be prorated, see “The Rights Offering—What is proration?.”

Record Date	5:00 p.m., New York City time, on January 22, 2019.

Expiration of the Rights Offering	5:00 p.m., New York City time, on February 28, 2019, unless extended by us in our discretion.

Subscription Price	The subscription price is 100% of the principal amount of the Notes to be purchased, payable in cash. To be effective, any payment related to the exercise of a Right (including any exercise of the Over-Subscription Privilege) must be received by the Subscription Agent before the expiration of the Rights Offering.

Use of Proceeds	We intend to use the net proceeds of this Rights Offering to repay the Bridge Loan incurred pursuant to the Term Loan Facility. Any additional proceeds received as a result of holders exercising Rights to purchase an amount of Notes that is greater than the amount needed to pay all outstanding obligations under the Bridge Loan will be used for general corporate purposes. In the event that the Backstop Providers are required to fund the Backstop Commitment, there will be no excess proceeds to us.

Non-Transferability of Rights	The Rights are not transferable.

No Board Recommendation	We are making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 13 for a discussion of some of the risks involved in investing in the Rights, the Notes and the Company’s common stock.

Conditions	We are not requiring a minimum subscription to complete the Rights Offering.

No Revocation By Holder	All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase the Notes.

U.S. Federal Income Tax Considerations	Although the treatment of the receipt of the Rights for U.S. federal income tax purposes is subject to uncertainty, we intend to take the position that the receipt of a Right pursuant to this Rights Offering will not be treated as a taxable distribution for U.S. federal income tax purposes. For further information, please see “Certain U.S. Federal Income Tax Considerations” on page 50.

Extension and Termination of Rights Offering	We may cancel or terminate the Rights Offering at any time in our discretion. In addition, we may extend the period for exercising your Rights up to an additional 30 days in our discretion. We may extend the expiration date of the Rights Offering by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Rights	To exercise your Rights, you must complete the subscription documents and deliver them to the Subscription Agent, American Stock Transfer & Trust Company, LLC, or, if you are not a record holder, to your nominee, together with full payment for all the Notes you elect to purchase pursuant to your exercise of the Rights (including any exercise of the Over-Subscription Privilege) prior to the expiration of the Rights Offering. If regular mail is used to deliver the subscription documents and payments, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the Subscription Agent before the expiration of the Rights Offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 46. In certain cases, a qualified designee of a record holder of Rights may exercise Rights. See “The Rights Offering—Method of Exercising Rights—Subscription by Registered Stockholders” on page 42.

Subscription Agent	American Stock Transfer & Trust Company, LLC (“AST”)

Information Agent	D.F. King & Co. Inc.

Risk Factors	Investors considering making an investment by exercising Rights in the Rights Offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 13 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the Rights Offering from cash available to us and, if necessary, draws against our ABL Facility.

Listing and Trading	The Rights will not be listed for trading on any exchange.

The Notes

The following summary describes the principal terms of the Notes, but is not intended to be complete. See the information under the heading “Description of Notes” in this prospectus for a more detailed description of the terms and conditions of the Notes.

Issuer	Forbes Energy Services Ltd.

Notes Offered	Up to $54,392,400 aggregate principal amount of 5.00% subordinated convertible PIK Notes due 2020.

Maturity	The Notes will mature on June 30, 2020 (the “Maturity Date”), at which time the Notes shall mandatorily convert into shares of common stock of the Company. See “Mandatory Conversion,” below.

Listing and Trading	The Notes will not be listed for trading on any exchange, but the Notes will be transferable (CUSIP Number 345143 AD3) until three trading days prior to their maturity. Our common stock is quoted on the OTCQX under the symbol “FLSS.” On January 22, 2019, the last reported price of Forbes common stock on the OTCQX was $3.00 per share.

Interest Rate	The Notes will bear interest at a rate of 5.00% per annum.

Interest Payment Dates	Interest on the Notes will be payable on each June 30 and December 31, commencing on June 30, 2019.

Payment-in-Kind	Interest on the Notes will be payable solely by issuing additional Notes in an amount equal to the applicable amount of interest for the interest period (rounded up to the nearest whole dollar). No scheduled interest payments on the Notes will be made in cash.

Original Issue Discount	We anticipate that the payment-in-kind of interest on the Notes will cause the Notes to be issued with OID for U.S. federal income tax purposes. U.S. holders will generally be required to include amounts representing such OID in their gross income as it accrues in advance of the receipt of cash payments attributable to such income using the constant yield method, regardless of such holders’ method of accounting for U.S. federal income tax purposes. For further information, please see “Certain U.S. Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association

Ranking	The Notes will be subordinated to all existing and future senior obligations, whether or not secured.

Collateral	None.

Voluntary Redemption	The Company may redeem the Notes at par plus accrued and unpaid interest at any time for cash, subject to limitations, if any, in the documentation governing the Company’s senior indebtedness. Voluntary redemption of the Notes may be settled in cash or shares of the Company’s common stock, at the Company’s election.

Mandatory Conversion	Upon the earliest to occur of (i) a Marketed Public Offering, (ii) a Change of Control and (iii) the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes and settle such redemption in shares of the Company’s common stock), the Notes shall mandatorily convert at a conversion rate per $100 principal amount of Notes into a number of shares of the Company’s common stock calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share. In the case of a Marketed Public Offering, “Fair Market Value” shall mean the offering price per share paid by public investors in the Marketed Public Offering. In the case of a Change of Control, “Fair Market Value” shall mean the value of the consideration paid per share by the acquirer in the Change of Control transaction. In the case of mandatory conversion at the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes), the Board shall engage a nationally recognized investment banking firm, which shall provide a valuation of the Company’s common stock to be used as the “Fair Market Value” for the purposes of calculating the conversion rate.

Covenants	The Notes will not be subject to any protective covenants.

Risk Factors	You should consider carefully all of the information set forth or incorporated by reference in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 13 of this prospectus.

Summary Historical Financial Data

We derived the summary historical statement of operations data of Forbes for the period from January 1, 2017 through April 12, 2017 (Predecessor) and the period from April 13, 2017 through December 31, 2017 (Successor) and the summary balance sheet data as of December 31, 2017 (Successor) in the summary table below from our audited consolidated financial statements incorporated by reference in this prospectus. We derived the summary historical statement of operations data of Forbes for the nine months ended September 30, 2018 (Successor) and the period from January 1, 2017 to April 12, 2017 (Predecessor) and the period from April 13, 2017 to September 30, 2017 (Successor) and the summary balance sheet data as of September 30, 2018 in the summary below from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary. You should read the following information together with our audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference into this prospectus, and in our other reports filed with the SEC. Our historical consolidated financial information may not be indicative of the future performance of Forbes. For more information, see “Where You Can Find More Information” beginning on page 93 of this prospectus.

On January 22, 2017, the Debtors filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division. On the Effective Date, the Debtors emerged from their chapter 11 cases. Upon emergence from bankruptcy on the Effective Date, we qualified for and adopted fresh start accounting in accordance with the provisions of ASC 852. The effects of the Plan and the application of fresh start accounting are reflected in our condensed consolidated financial statements from and after April 13, 2017. References to “Successor” pertain to Forbes from and after the Effective Date, including references to the nine months ended September 30, 2018. References to “Predecessor” pertain to Forbes prior to the Effective Date.

Summary Historical Financial Data of Forbes

	Predecessor	Successor		Predecessor	Successor
(in thousands, except per share data)	January 1 through April 12, 2017	April 13 through September 30, 2017 (unaudited)	Nine months ended September 30, 2018 (unaudited)	January 1 through April 12, 2017	April 13 through December 31, 2017
Statement of Operations Data:
Total revenues	$30,765	$62,145	$124,444	$30,765	$96,481
Total expenses	$45,772	$72,526	$141,330	$45,772	$114,515
Net income (loss)	$27,228	$(15,979)	$(23,728)	$27,228	$(25,985)
Net income (loss) attributable to common stockholders	$27,182	$(15,979)	$(23,728)	$27,182	$(25,985)
Income (loss) per share
Basic and diluted	$0.99	$(3.04)	$(4.44)	$0.99	$(4.91)

	Successor
(in thousands)	As of September 30, 2018 (unaudited)	As of December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$6,617	$5,465
Cash—restricted	$14,701	$30,015
Property and equipment, net	$113,103	$117,191
Total assets	$186,971	$201,757
Long-term debt, net of issuance costs	$57,540	$58,854
Total liabilities	$87,010	$78,823
Total stockholders’ equity	$99,961	$122,934

Summary Unaudited Pro Forma Condensed Combined Financial Data

The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2018 and for the year ended December 31, 2017 and the summary pro forma balance sheet data as of September 30, 2018 set forth below have been prepared to reflect our emergence from bankruptcy, the Cretic Acquisition and related Financing Transactions and the Rights Offering, in each case as described in the unaudited pro forma condensed combined financial statements and related notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus, as if these transactions had occurred on January 1, 2017 with respect to the summary unaudited pro forma condensed combined statements of operations and as of September 30, 2018 with respect to the summary unaudited pro forma condensed combined balance sheet.

The pro forma condensed combined financial data has been prepared from, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2017, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference into this prospectus, and the unaudited financial statements of Cretic Energy Services, LLC as of and for the nine months ended September 30, 2018 and the audited financial statements of Cretic Energy Services, LLC for the year ended December 31, 2017 contained in our Form 8-K/A dated January 24, 2019, which is incorporated by reference into this prospectus.

The summary unaudited pro forma condensed combined financial data is provided for informational purposes only and does not purport to represent what our actual operating results would have been had we emerged from bankruptcy and the Cretic Acquisition, the Financing Transactions and the Rights Offering occurred on the dates assumed, nor are they necessarily indicative of our future results following the Cretic Acquisition. The summary unaudited pro forma condensed combined financial data does not reflect the cost of integration activities or benefits that may be achieved from the Cretic Acquisition, any of which may have a material effect on our consolidated results in periods following the Cretic Acquisition.

Summary Unaudited Pro Forma Condensed Combined Financial Data

(in thousands, except per share data)	Pro Forma Nine Months Ended September 30, 2018	Pro Forma Year Ended December 31, 2017
Statement of Operations Data:
Total revenues	$175,474	$172,100
Total expenses	182,060	194,249
Net loss	(18,978)	(44,678)
Loss per share	(1.08)	(8.42)
Basic and diluted shares outstanding	17,552	5,305

(in thousands)	Pro Forma as of September 30, 2018
Balance Sheet Data:
Cash and cash equivalents	$10,251
Cash–restricted	8,701
Property and equipment, net	154,783
Total assets	266,552
Debt, net of issuance costs	130,430
Total liabilities	170,421
Total stockholders’ equity	96,131

RISK FACTORS

This section describes material risks related to our businesses, including the Cretic Acquisition, and those related to the Rights Offering, the Notes and our common stock that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2017, and other reports we file with the SEC. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. There may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future, or the Rights Offering, the Notes or our common stock.

Risks Related to the Cretic Acquisition

We have incurred additional indebtedness to finance the Cretic Acquisition and may not be able to meet our debt service requirements.

In connection with the Cretic Acquisition and the Financing Transactions, we have increased our already substantial indebtedness. As of September 30, 2018, on a pro forma basis after giving effect to the Cretic Acquisition and the Financing Transactions (but excluding amounts outstanding under capital leases), we would have had $118.1 million of total indebtedness outstanding, consisting of $110.4 million under our Term Loan Facility (including $10.0 million representing the Add-On Term Loan and $ 50.0 million representing the Bridge Loan) and $8.9 million under our ABL Facility, in each case including debt issuance costs.

Our high degree of leverage could have important consequences for us, including:

•	reducing the benefits we expect to receive from the Cretic Acquisition;

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	restricting us from making other strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay such debt as it becomes due. If we fail to generate sufficient cash flow from future operations to meet any such future debt service obligations, we may need to refinance all or a portion of such debt on or before maturity. We cannot assure you that we will be able to refinance any debt that we have incurred or may incur in the future on attractive terms, commercially reasonably terms or at all. Our future operating performance and our ability to service, extend or refinance any indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our business, financial condition and operating results. If we cannot make scheduled payments on our indebtedness, we would be in default, which could result in an acceleration of any such indebtedness, the termination of lenders’ commitments to loan money and, in the case of secured indebtedness, allow the applicable lenders to foreclose against the assets securing such indebtedness.

We may not realize the growth opportunities that are anticipated from the Cretic Acquisition.

The benefits that are expected to result from the Cretic Acquisition will depend, in part, on our ability to realize the growth opportunities we anticipate from the Cretic Acquisition. Our success in realizing these growth opportunities, and the timing of this realization, depends, in part, on the successful integration of Cretic. Even if we are able to integrate Cretic successfully, this integration may not result in the realization of the full benefits of the growth opportunities that we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we also expect to incur expenses in connection with the integration of Cretic. While it is anticipated that certain expenses will be incurred to fully integrate Cretic’s operations, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Cretic Acquisition may be offset by costs incurred or delays in integrating the businesses. In addition, the integration of Cretic may result in material unanticipated problems, expenses, liabilities, regulatory risks, competitive responses, and diversion of management’s attention.

The completion of the integration of Cretic could adversely affect our business, financial results, and operations, and the market price of shares of our common stock.

The integration of Cretic could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted significant management resources to complete the Cretic Acquisition and its integration, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. As a result of investor perceptions about the terms or benefits of the Cretic Acquisition, the market price of shares of our common stock may decline.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus.

The unaudited pro forma condensed combined financial data included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had we emerged from bankruptcy and the Cretic Acquisition, the Financing Transactions and the Rights Offering been completed on the dates indicated as applicable to the data presented. The unaudited pro forma condensed combined financial data has been derived from our audited and unaudited financial statements and Cretic’s audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates. The assets and liabilities of Cretic have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the Cretic Acquisition and negatively affect the market price of our common stock.

Risks Related to the Rights Offering

You may not be able to resell any of the Notes that you purchase pursuant to the exercise of Rights immediately upon expiration of the Subscription Period.

The Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC, or, for record holders of shares of our common stock not exercising their Rights through a DTC participant, the Notes will be issued in definitive certificated form in the name in which you hold shares of our common stock or in physical form that is not deposited with DTC, records of which will be maintained by the trustee. Beneficial owners of our common stock whose shares are held in “street name” will have their Notes, credited to the account of their broker, dealer, custodian bank or other nominee. The Company will determine the date for the delivery of the Notes being issued in the Rights Offering following the expiration of the Subscription Period and will announce the anticipated delivery date of the Notes at a later date. Until the Notes are delivered following the expiration of the Subscription Period, you will not be able to sell the Notes that you purchase in the Rights Offering.

Because we may terminate or cancel the Rights Offering at any time, your participation in the Rights Offering is not assured.

We may terminate or cancel the Rights Offering at any time before the expiration of the Subscription Period at 5:00 p.m., New York City time, on February 28, 2019 (or any extension thereof up to an additional thirty (30) days) for any reason. If the Rights Offering is terminated or cancelled for any reason, then we will not issue you any of the Notes you may have subscribed for and we will not have any obligation with respect to the Rights except to return any Subscription Price payments, as soon as practicable, without interest.

We may amend the terms of the Rights Offering or modify the Subscription Period at any time prior to the expiration of the Subscription Period and in such case neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may amend the terms of the Rights Offering or modify the Subscription Period of the Rights Offering at any time prior to the expiration of the Subscription Period, and we may amend or waive the terms of the Rights Offering for any reason. However, if we make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included announcing the cancellation of the Rights Offering and instituting a new offering on such revised terms and giving our stockholders the opportunity to subscribe to such new offering. In such event, all payments of the aggregate Subscription Price received by the Subscription Agent will be returned as soon as practicable, without interest, and at least contemporaneously with our filing of such post-effective amendment. The terms of the Rights Offering cannot be modified or amended after the expiration of the Subscription Period, as may be extended from time to time.

If you do not act promptly and follow the subscription instructions, then your exercise of Rights may be rejected.

Securityholders who desire to purchase Notes in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before 5:00 p.m., New York City time, on February 28, 2019 (or any extension thereof), the expiration of the Subscription Period. If your shares are held in “street name” through a broker, dealer, custodian bank or other nominee, as the record holder, then you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent before the expiration of the Subscription Period. We will not be responsible if your broker, dealer, bank, financial institution or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the Subscription Period and the Rights Offering will not utilize notice of guaranteed delivery procedures. If you fail to complete and sign the rights certificate or the forms specified by your broker, dealer, custodian bank or other nominee, deliver an incorrect payment amount, pay by an unauthorized payment form, or otherwise fail to follow the subscription procedures that apply to your exercise of Rights in the Rights Offering, then the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a Rights exercise follows the proper procedures. You bear the risk of delivery of all documents and payments, and neither we nor the Subscription Agent has any responsibility for such documents and payments.

We are not making a recommendation as to whether you should participate in the Rights Offering.

None of our Board, officers, Subscription Agent, Information Agent, Transfer Agent or Trustee is making any recommendation regarding your exercise of Rights in the Rights Offering or the sale or transfer of the underlying Notes. Further, we have not authorized anyone to make any recommendation.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your payment of the Subscription Price while it is being held by the Subscription Agent pending the closing of the Rights Offering. In addition, if we cancel the Rights Offering neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return to you, without interest, any payment of the Subscription Price.

The tax treatment of the receipt of the Rights is subject to uncertainty, and alternative characterizations could apply.

The tax treatment of the receipt of the Rights is unclear. While we intend to take the position the receipt of a Right by a holder pursuant to this Rights Offering will not be treated as a taxable distribution with respect to such holder’s common stock in the Company for U.S. federal income tax purposes, it is possible that such receipt could be treated instead as a taxable distribution. If such treatment were to apply, a holder would need to fund any tax resulting from the receipt of the Rights with cash from other sources. Holders are urged to consult their tax advisors regarding the proper federal income tax treatment of the Rights.

Securityholders participating in the Rights Offering will be subject to risks as holders of the Notes.

If you purchase the Notes offered in the Rights Offering, you will be subject to the risks relating to the Notes that are described below.

Risks Related to the Notes

Our repayment obligations under the Notes will be junior to our obligations under our senior indebtedness, including the Term Loan Facility and the ABL Facility.

The payment of the principal of, premium, if any, and interest on the Notes will be subordinated to the prior payment in full of all of our existing and future senior indebtedness. In the event of a liquidation, dissolution, reorganization or any similar proceeding, our obligations on the Notes will be paid only after senior indebtedness has been paid in full. Therefore, we may be unable to pay amounts due on all or any of the Notes. In addition, we are not permitted to:

•	make cash payments to pay principal of, premium, if any, and interest on or any other amounts owing in respect of the Notes; or

•	purchase, redeem or otherwise retire the Notes for cash,

if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in any case, the default has been cured or waived, and the acceleration has been rescinded or the senior indebtedness has been repaid in full.

Moreover, under certain circumstances, if any non-payment default exists with respect to senior indebtedness, we are not permitted to make any cash payments on the notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See “—If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes,” below.

The Notes will be unsecured senior subordinated obligations of Forbes. Accordingly, they will be:

•	subordinated to all of our existing and future senior debt, whether or not secured, and structurally subordinated to the obligations of our non-guarantor subsidiaries;

•	pari passu with all of our existing and future senior subordinated obligations that do not expressly provide that they are subordinated to the Notes; and

•	senior to any of our existing and future debt that expressly provides that it is subordinated to the Notes.

Assuming we had completed the Financing Transactions and the Rights Offering as of September 30, 2018, the Notes would have been subordinated to approximately $74.9 million of senior debt.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

The PIK interest feature of the Notes will increase the aggregate amount of debt that must be repaid at maturity or otherwise. In addition, we may be able to incur other substantial indebtedness in the future. The indenture will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes. There are no restrictive covenants contained in the indenture to offer holders of the Notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect such holders, including by increasing the amount of our indebtedness outstanding at such time or otherwise affecting our capital structure or credit ratings on the Notes. See “Description of Notes.” To the extent that we incur additional indebtedness or other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

Even though the Notes are convertible into shares of our common stock, the terms of the Notes will not provide protection against some types of important corporate events.

The Notes are mandatorily convertible into shares of our common stock, including upon the occurrence of certain change of control events. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the Notes. See “Description of Notes.”

The conversion rate of the Notes will not be adjusted for dilutive events that may occur.

The conversion rate of the Notes is based on the Fair Market Value of a share of the Company’s common stock at the time of the conversion, less a 15% discount per share. Unlike other convertible securities, the Notes are not subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock.

The issuance of our common stock in connection with the conversion of the Notes will cause substantial dilution, which will materially affect the trading price of our common stock and earnings per share.

The Notes are mandatorily convertible into shares of our common stock upon the earliest to occur of (i) the date of a Marketed Public Offering, (ii) a Change of Control and (iii) the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes), at a conversion rate per $100 principal amount of Notes into a number of shares calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share. Although we cannot, as of the date of this prospectus, quantify the number of shares of our common stock that will be issued on connection with the mandatory conversion, the issuance could result in a substantial decrease to our stock price and will result in a substantial decrease in our earnings per share.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Term Loan Facility or the ABL Facility that is not waived by the required lenders thereunder, could result in our inability to pay principal of, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the Term Loan Facility and the ABL Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder, together with accrued and unpaid interest, to be due and payable, and, with respect to secured indebtedness, institute foreclosure proceedings against our assets; and we may seek protection under the bankruptcy code. See “Description of Certain Other Indebtedness—Term Loan Facility” and “—ABL Facility” and “Description of Notes.”

We do not intend to seek a rating for the Notes.

We do not intend to have the Notes rated by any rating agency. Unrated securities usually trade at a discount to similar securities which are rated. As a result, there is a risk that the Notes may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Notes. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes.

An active trading market may not develop for the Notes, and you may not be able to resell the Notes.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We cannot assure you that an active or stable trading market will develop for the Notes. In addition, even if a trading market develops, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Risks Related to Our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

On May 18, 2017, our common stock was authorized for trading on the Over-The-Counter Pink Open Market. On May 19, 2017, OTC Markets Group Inc. announced that our common stock qualified to trade on the

OTCQX under the symbol “FLSS.” The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	announcements concerning our competitors, the oil and gas industry or the economy in general;

•	fluctuations in the prices of oil and natural gas;

•	general and industry-specific economic conditions;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations;

•	the increased indebtedness we have incurred under the Term Loan Facility and the ABL Facility, as well as any increased indebtedness we may incur in the future;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	changes or proposed changes in laws or regulations affecting the oil and natural gas industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which we operate.

Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including periods of sharp decline. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted against us, could result in substantial costs and be a diversion of our management’s attention and resources.

Sales of shares of our common stock by our existing stockholders, or the perception that these sales may occur, especially by directors or significant stockholders of Forbes, may cause its stock price to decline.

If our existing stockholders, in particular our directors or other affiliates, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell, the trading price of our common stock could decline. In addition, sales of significant shares of our common stock could impair our ability to raise capital, should we wish to do so. Up to 3,433,254 shares of our common stock may be sold by certain existing stockholders pursuant to a selling stockholders’ prospectus under our currently effective resale registration statement. Shares owned by our existing stockholders that are included in such registration statement represent approximately 82% of our outstanding common stock as of January 22, 2019. We cannot predict the timing or amount of future sales of shares of our common stock by selling stockholders pursuant to any such selling stockholders’ prospectus, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Future sales and issuances of shares of our common stock or rights to purchase our common stock, including pursuant to our management incentive plan, could result in additional dilution of the percentage ownership of our stockholders, including persons who obtain shares of our common stock upon conversion of the Notes.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. We may sell our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell our common stock, convertible securities or other equity securities, investors may be materially diluted. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to the Company’s 2017 Management Incentive Plan, or the 2017 Plan, 750,000 shares of our common stock were reserved for issuance to our employees, including officers, which number may be increased with the approval of our stockholders. Restricted stock unit awards covering 536,400 of such shares have been issued, of which 432,420 are unvested at January 1, 2019. If our Board elects to issue additional restricted stock units, stock options and/or other equity-based awards under the 2017 Plan, our stockholders may experience additional dilution, which could cause our stock price to decline.

Our common stock would be diluted by the conversion of the Notes, including the PIK interest payable on the Notes.

As of January 22, 2019, 5,439,247 shares of our common stock were outstanding. We are not able to determine how many shares we will issue when the Notes are converted because the conversion rate will be based upon the Fair Market Value of the shares at the time of conversion. If, for example, the Notes were converted at the Maturity Date, after accounting for the PIK interest in the form of additional Notes that will also be convertible into shares of our common stock (assuming the maximum aggregate amount of Notes to be converted of $58,330,000), and based on a per share Fair Market Value of $3.00, which was the last reported price of our common stock on the OTCQX on January 22, 2018, and after giving effect to the 15% conversion discount provided for we would issue shares of our common stock upon conversion of the Notes resulting in approximately 28.3 million shares outstanding following such conversion. Accordingly, the Notes, if converted, will have a substantial dilutive effect on our outstanding common stock.

A limited public trading market may cause volatility in the price of shares of our common stock.

Our common stock is currently quoted on the OTCQX. The quotation of our common stock on the OTCQX does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

The ownership of our common stock is highly concentrated, and your interests may conflict with the interests of Forbes’s existing 5% or more stockholders.

Stockholders that, individually or together with affiliates, own five percent or more of the outstanding shares of our common stock beneficially owned approximately 82% of the outstanding shares of our common stock as of January 22, 2019. As of January 22, 2019, the Backstop Providers beneficially owned approximately 38% of our outstanding common stock. The Backstop Providers are providing the Backstop Commitment in connection with this offering. See “The Rights Offering.” In the event that the Backstop Commitment is fully exercised in the maximum principal amount of Notes that may be offered hereby because no other stockholders elect to participate in this offering, the Backstop Providers would own approximately 88.2% of our outstanding common stock upon the conversion of the Notes, based on a per share Fair Market Value of $3.00, which was the last reported price of our common stock on the OTCQX on January 22, 2018, and assuming conversion of the Notes at the Maturity Date and giving effect to the 15% conversion discount. Accordingly, if such stockholders were to choose to act together, they would have significant influence over the outcome of corporate actions requiring stockholder approval. The interests of such stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price per share of our common stock.

USE OF PROCEEDS

The maximum amount of gross proceeds that we may receive from the Rights Offering is $54,392,400. We intend to use the proceeds of this Rights Offering to repay borrowings under the Bridge Loan portion of the Term Loan Facility, plus any accrued and unpaid interest thereon (including any increase in the principal amount thereof as a result of the accrual of PIK interest on the Bridge Loan). To the extent that the amount of proceeds required to pay all outstanding obligations under the Bridge Loan is less than $54,392,400, holders of Rights exercising their Over-Subscription Privilege will be subject to proration so that the total proceeds from the Rights Offering and the Backstop Commitment do not exceed the amount required to pay such outstanding obligations under the Bridge Loan. Any additional proceeds received as a result of holders exercising Rights to purchase an amount of Notes that is greater than the amount needed to pay all outstanding obligations under the Bridge Loan will be used for general corporate purposes. In the event that the Backstop Providers are required to fund the Backstop Commitment, there will be no excess proceeds to us. The expenses associated with the Rights Offering will be paid by the Company with available cash and, if necessary, draws against the Company’s ABL Facility.

As of January 1, 2019, the aggregate principal amount of the Bridge Loan was $50.6 million. The lenders under the Bridge Loan are the Backstop Providers. The proceeds of the Bridge Loan were used to fund a portion of the purchase price for the Cretic Acquisition. The Bridge Loan bears interest at 5.00% per annum, payable in cash, plus an additional 9.00% per annum (increasing by 2% per annum on April 13 of each year, beginning April 13, 2019), payable in-kind. Concurrently with the completion of the Rights Offering, we must prepay the outstanding principal amount of the Bridge Loan, plus accrued and unpaid interest thereon and all fees, costs, expenses and other amounts related thereto. The Bridge Loan is due and payable on November 16, 2019, unless prepaid with the proceeds of the Rights Offering or another source of funding.

DIVIDEND POLICY

Our Board presently intends to retain all earnings for use in our business and, therefore, does not anticipate paying any cash dividends on our common stock in the foreseeable future. Additionally, the Term Loan Facility and the ABL Facility prohibit the payment of dividends on our common stock. The declaration of dividends on our common stock, if any, in the future would be subject to the discretion of our Board, which may consider factors such as restrictive covenants in the Term Loan Facility and the ABL Facility, our results of operations, financial condition, capital needs, liquidity, and acquisition strategy, among other factors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018:

•	on an actual basis;

•	as adjusted for the Cretic Acquisition and the borrowings under the Term Loan Facility (including the Add-On Term Loan and the Bridge Loan) and the ABL Facility; and

•	as further adjusted to give effect to the issuance of Notes in connection with the Rights Offering.

The information set forth below is only a summary. You should read the following information together with our audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference into this prospectus, and in our other reports filed with the SEC.

	As of September 30, 2018
(in thousands, except par value amounts)	Actual	As adjusted	As further adjusted
Cash and cash equivalents	$6,617	$10,251	$10,251

Cash—restricted	14,701	8,701	8,701

Debt, net of issuance costs(1)	57,540	131,286	130,430
Stockholders’ equity:	—	—	—
Common stock, $0.01 par value, 40,000 shares authorized, 5,422 shares issued and outstanding	54	54	54
Additional paid-in capital	149,620	149,620	149,620
Accumulated deficit	(49,713)	(53,903)	(53,543)

Total stockholders’ equity	99,961	95,771	96,131

Total capitalization	$157,501	$227,057	$226,561

(1)

Amounts presented are net of unamortized debt issuance costs. Total debt of approximately $135.6 million (excluding debt issuance costs), as adjusted, gives effect to the recent amendment to our Term Loan Facility, including the incurrence of the $10.0 million Add-On Term Loan and $50.0 million Bridge Loan thereunder, as described under “Description of Certain Other Indebtedness”. The recent amendment to our Term Loan Facility increased the amount of such Facility to $110 million (including the $50 million Bridge Loan) and permits the ABL Facility for $35.0 million, of which $26.1 million of undrawn funds has not been reflected above. Total debt of $135.6 million (excluding debt issuance costs), as further adjusted, gives effect to the amendment to our Term Loan Facility, the ABL Facility and refinancing of the Bridge Loan through the issuance of assumed principal amount of $50 million in of Notes offered pursuant to the Rights Offering, representing the estimated amount of proceeds that would be required to pay all outstanding obligations under the Bridge Loan as of February 28, 2019, the expiration date of the Rights Offering. Under the Rights Offering, the maximum principal amount of Notes that could be issued is $54.4 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of (i) the Plan, (ii) the Cretic Acquisition and related Financing Transactions and (iii) this Rights Offering, including the use of the net proceeds from the sale of the Notes pursuant to the Rights Offering, as described in the section entitled “Use of Proceeds.” The unaudited pro forma condensed combined financial information contained herein, assumes the net proceeds from the sale of the notes is $50 million, representing the principal amount of Notes that would have been required to pay all outstanding obligations under the Bridge Loan if such repayment had occurred simultaneously with the Cretic Acquisition and related financing transactions. Under the Rights Offering, the maximum principal amount of Notes that could be issued is $54.4 million.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is derived from the unaudited condensed consolidated balance sheet of Forbes and the unaudited balance sheet of Cretic as of September 30, 2018, and gives effect to (i) the Cretic Acquisition and related Financing Transactions as if they had been consummated on September 30, 2018 and (ii) the Rights Offering as if it had been consummated on September 30, 2018, including the use of the assumed net proceeds from the sale of the Notes pursuant to the Rights Offering. It does not include any adjustments for the effects of the Plan as the effects of the Plan were fully reflected in Forbes’ historical balance sheet as of September 30, 2018.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 is derived from the unaudited condensed consolidated statement of operations of Forbes for the nine months ended September 30, 2018 (Successor) and the unaudited statement of operations of Cretic for the nine months ended September 30, 2018. The pro forma condensed statement of operations for the year ended December 31, 2017 is derived from the audited consolidated statement of operations of Forbes for the period from January 1, 2017 to April 12, 2017 (Predecessor) and April 13, 2017 to December 31, 2017 (Successor) and the audited statement of operations of Cretic for the year ended December 31, 2017. Such pro forma statements give effect to (i) the Plan, (ii) the Cretic Acquisition and related Financing Transactions and (iii) the Rights Offering, including the use of the net proceeds from the sale of the Notes pursuant to the Rights Offering as if they had been consummated on January 1, 2017.

The unaudited pro forma condensed combined financial information reflects adjustments to our historical consolidated financial statements that are (i) directly attributable to the Plan, the Cretic Acquisition and related Financing Transactions, and this Rights Offering, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The Company has accounted for the Cretic Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification 805 “Business Combinations” (“ASC 805”). The purchase price allocation for the Cretic Acquisition is preliminary as we have not completed the detailed valuation study necessary to derive the required fair value estimates of the acquired assets and the assumed liabilities. Any adjustments may change the purchase price allocation, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill, other intangibles, property and equipment and depreciation and amortization expense. We have also not completed other analyses of the acquired assets and liabilities as of the acquisition date, including accounts receivable, other assets, identifiable intangible assets, property and equipment, accounts payable, accrued expenses and deferred taxes. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein. Synergies and integration costs associated with the acquisition of Cretic have been excluded from consideration because they do not meet the criteria for pro forma adjustments.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the consummation of the Plan, the Cretic Acquisition and related Financing Transactions, and this Rights Offering been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations following the consummation of the Cretic Acquisition and related Financing Transactions, and this Rights Offering. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read together with our historical financial statements and Cretic’s historical information, which are included in our Current Report on Form 8-K/A dated January 23, 2018 and incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2018

(in thousands, except per share data)

	Forbes Energy Services Ltd. Historical	Cretic Energy Services, LLC Historical	Pro Forma Adjustments for Acquisition		Pro Forma Adjustments for Acquisition Related Financings		Pro Forma Adjustments for Rights Offering		Pro Forma Combined
	As of September 30, 2018	As of September 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,617	$2,709	$(67,975)	3a	$68,900	4a	$—		$10,251
Cash—restricted	14,701	—	(6,000)	3a	—		—		8,701
Accounts receivable—trade, net	34,717	15,211	—		—		—		49,928
Accounts receivable—other	908	—	—		—		—		908
Inventory	—	1,550	(1,550)	3n	—		—		—
Prepaid expenses and other current assets	5,030	474	1,550	3n	—		—		7,054

Total current assets	61,973	19,944	(73,975)		68,900		—		76,842

Property and equipment, net	113,103	41,203	477	3b	—		—		154,783
Goodwill	—	—	18,262	3c	—		—		18,262
Intangible assets, net	11,012	—	3,550	3d	—		—		14,562
Other assets	883	—	—		1,220	4b	—		2,103

Total assets	$186,971	$61,147	$(51,686)		$70,120		$—		$266,552

LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBERS EQUITY
Current Liabilities:
Current portion of long-term debt	$2,054	$1,708	$—		$—		$—		$3,762
Accounts payable—trade	15,769	8,373	(2,218)	3n	—		—		21,924
Accrued interest payable	1,304	—	—		—		—		1,304
Accrued expenses	12,035	—	2,218	3n	1,652	4c	496	5a	16,401

Total current liabilities	31,162	10,081	—		1,652		496		43,391
Long-term debt, net of current portion	55,486	3,570	—		68,468	4d	(856)	5b	126,668
Deferred tax liability	362	—	—		—		—		362

Total liabilities	87,010	13,651	—		70,120		(360)		170,421

Common stock	54		—		—		—		54
Members’ equity	—	47,496	(47,496)	3e	—		—		—
Additional paid-in capital	149,620	—	—		—		—		149,620
Accumulated deficit	(49,713)	—	(4,190)	3f	—		360		(53,543)

Total stockholders’ equity and members’ equity	99,961	47,496	(51,686)		—		360		96,131

Total liabilities and stockholders’ equity and members’ equity	$186,971	$61,147	$(51,686)		$70,120		$—		$266,552

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2018

(in thousands, except per share data)

	Forbes Energy Services Ltd. Historical	Cretic Energy Services, LLC Historical

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2018	Pro Forma Adjustments for Acquisition		Pro Forma Adjustments for Acquisition Related Financings		Pro Forma Adjustments for Rights Offering		Pro Forma Combined
Revenue
Well servicing	$82,406	$51,030	$—		$—		$—		$133,436
Fluid logistics	42,038	—	—		—		—		42,038

Total revenues	124,444	51,030	—		—		—		175,474

Expenses
Well servicing	67,689	38,218	—		—		—		105,907
Fluid logistics	33,919	—	—		—		—		33,919
General and administrative	17,341	1,473	(2,610)	3g	—		—		16,091
			(105)	3h
			182	3i
			(190)	2g
Depreciation & amortization	22,381	3,517	(182)	3j	—		—		26,143
			427	3k

Total expenses	141,330	43,208	(2,478)		—		—		182,060

Operating income (loss)	(16,886)	7,822	2,478		—		—		(6,586)

Other income (expense)
Interest income	3	—	—		—		—		3
Interest expense	(7,267)	(138)	—		(8,317)	4e	2,912	5c	(12,810)

Pre-tax income (loss)	(24,150)	7,684	2,478		(8,317)		2,912		(19,393)
Income tax (benefit) expense	(422)	92	(131)	3l	136	4f	(48)	5d	(415)
			(42)	3m

Net income (loss)	$(23,728)	$7,592	$2,651		$(8,453)		$2,960		$(18,978)

Loss per share of common stock
Basic and diluted loss per share	$(4.44)								$(1.08)	5e
Weighted average basic shares outstanding
Basic and diluted	5,347								17,552	5e

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(in thousands, except per share data)

	Forbes Energy Services Ltd. Historical				Forbes Energy Services Ltd. Historical		Cretic Energy Services, LLC Historical
	Predecessor	Successor
	January 1, 2017 through April 12, 2017	April 13, 2017 through December 31, 2017	Reorganization Pro Forma Adjustments		Year Ended December 31, 2017 Pro Forma Combined as adjusted Reorganization		January 1, 2017 through December 31, 2017	Pro Forma Adjustments for Acquisition		Pro Forma Adjustments for Acquisition Related Financing		Pro Forma Adjustments for Rights Offering		Pro Forma Combined
Revenues
Well servicing	19,554	63,916	$—		$83,470		$44,854	$—		$—		$—		$128,324
Fluid logistics	11,211	32,565	—		43,776			—		—		—		43,776

Total revenues	30,765	96,481	—		127,246		44,854	—		—		—		172,100

Expenses
Well servicing	15,952	49,152	—		65,104		33,644	—		—		—		98,748
Fluid logistics	11,207	31,083	—		42,290		—	—		—		—		42,290
General and administrative	5,012	14,229	—		19,241		785	(180)	3h	—		—		20,170
								324	3i
Depreciation & amortization	13,601	20,051	(5,626)	2a	28,026		3,531	915	3j	—		—		33,041
								569	3k

Total expenses	45,772	114,515	(5,626)		154.661		37,960	1,628		—		—		194,249

Operating income (loss)	(15,007)	(18,034)	5,626		(27,415)		6,894	(1,628)		—		—		(22,149)
Other income (expense)
Interest income	13	11	—		24		—	—		—		—		24
Interest expense	(2,254)	(6,420)	(451)	2b	(9,125)		(109)	—		(10,734)	4e	(2,219)	5c	(22,187)
Gain (loss) on reorganization Items, net	44,503	(1,299)	(43,204)	2c	—		—	—		—		—		—

Pre-tax income (loss)	27,255	(25,742)	(38,029)		(36,516)		6,785	(1,628)		(10,734)		(2,219)		(44,312)
Income tax expense (benefit)	27	243	—	2d	270		21	(61)	3l	95	4f	26	5d	366
								15	3m

Net income (loss)	27,228	(25,985)	(38,029)		(36,786)		6,764	(1,582)		(10,829)		(2,245)		(44,678)
Preferred stock dividends	(46)	—	46	2e	—		—	—		—		—		—

Net income (loss) attributable to common stockholders	$27,182	$(25,985)	$(37,983)		$(36,786)		$6,764	$(1,582)		$(10,829)		$(2,245)		$(44,678)

Income (loss) per share of common stock
Basic and diluted income (loss) per share	$0.99	$(4.91)			$(6.96)									$(8.42)	5e
Weighted average number of shares outstanding

Basic and diluted	27,508	5,288			5,288	2f								5,305	5e

See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Description of Transaction and Basis of Pro Forma Presentation

On November 16, 2018, Forbes Energy Services LLC, a wholly owned subsidiary of Forbes Energy Services Ltd., and Cobra Transitory Sub LLC, a wholly owned subsidiary of FES LLC, entered into a Merger Agreement with Cretic Energy Services, LLC and Catapult Energy Services Group, LLC, pursuant to which Forbes has acquired Cretic. In the acquisition, the issued and outstanding limited liability company interests in Cobra Transitory Sub LLC converted into and became a newly issued, sole limited liability company interest in Cretic, and the existing limited liability company interests of Cretic were converted into the right to receive $67.5 million, subject to customary purchase price adjustments.

The Merger Agreement also contains an earnout component whereby the purchase price payable to the former holders of Cretic limited liability company interests could be increased based upon Cretic’s operating performance for 2018. As of the date of this prospectus, the amount of the earnout is expected to be de minimis.

In connection with the merger, on November 16, 2018, the Company and certain of its subsidiaries, as borrowers, entered into a credit agreement with the lenders party thereto and Regions Bank, as administrative agent and collateral agent. The Revolving Loan Agreement provides for $35 million of revolving loan commitments, subject to a borrowing base comprised of 85% of eligible accounts receivable, 90% of eligible investment grade accounts receivable and 100% of eligible cash, less reserves.

In addition, on November 16, 2018, the Company, as a guarantor, FES LLC, as borrower, and certain of its subsidiaries, as guarantors, entered into Amendment No. 1 to Loan and Security Agreement and the Pledge and Security Agreement with the lenders party thereto and Wilmington Trust, National Association, as agent, pursuant to which the Loan and Security Agreement, dated as of April 13, 2017, was amended to, among other things, permit the incurrence of (i) debt under the ABL Facility and the liens securing the obligations thereunder, (ii) the Add-On Term Loan under the Term Loan Facility in an aggregate principal amount of $10.0 million and (iii) the Bridge Loan under the Term Loan Facility in an aggregate principal amount of $50.0 million.

Pursuant to a backstop commitment letter entered into with the Bridge Loan lenders, the Company agreed to use its reasonable efforts to effectuate and close a rights offering registered with the Commission. In connection with the Rights Offering, the lenders under the Bridge Loan have provided a Backstop Commitment, as further described under Note 5—Pro Forma Adjustments for Rights Offering.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is derived from the unaudited condensed consolidated balance sheet of Forbes and the unaudited balance sheet of Cretic as of September 30, 2018, and gives effect to (i) the Cretic Acquisition and related Financing Transactions as if they had been consummated on September 30, 2018 and (ii) the Rights Offering as if it had been consummated on September 30, 2018, including the use of the assumed net proceeds from the sale of the Notes pursuant to the Rights Offering. It does not include any adjustments for the effects of the Plan as the effects of the Plan were fully reflected in Forbes’ historical balance sheet as of September 30, 2018.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 is derived from the unaudited condensed consolidated statement of operations of Forbes for the nine months ended September 30, 2018 (Successor) and the unaudited statement of operations of Cretic for the nine months ended September 30, 2018. The pro forma condensed statement of operations for the year ended December 31, 2017 is derived from the audited consolidated statements of operations of Forbes for the periods from January 1, 2017 to April 12, 2017 (Predecessor) and April 13, 2017 to December 31, 2017 (Successor) and the audited statement of operations of Cretic for the year ended December 31, 2017. Such pro forma statements give effect to (i) the Plan, (ii) the Cretic Acquisition and related Financing Transactions and (iii) the Rights Offering, as if they had been consummated on January 1, 2017. The unaudited pro forma condensed combined financial information that follows assumes the net proceeds from the sale of the Notes is $50.0 million.

The Company has accounted for the Cretic Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification 805 “Business Combinations” (“ASC 805”). The allocation of the purchase price as reflected in the unaudited pro forma combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The purchase price allocation may include changes to accounts receivable, other assets, property and equipment, goodwill, other identifiable intangible assets, and deferred taxes, accounts payable and accrued expenses, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The unaudited pro forma combined financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Cretic Acquisition.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the initial estimate of the fair values of the identifiable assets acquired and liabilities assumed. The excess of the purchase price over these fair values has been recorded to goodwill.

The preliminary estimate of the consideration paid in the Cretic Acquisition is $69.8 million, which is comprised of cash consideration paid for ownership interests of $67.5 million, capital expenditures of $3.4 million and the preliminary net working capital settlement of $0.6 million less the net debt settlement of $1.7 million. As noted above, as of the date of this prospectus, the earnout is expected to be de minimis and thus, has not been included in the fair value of the consideration paid.

The preliminary allocation of the purchase price, as if the Cretic Acquisition had occurred on September 30, 2018, was as follows:

Assets acquired and liabilities assumed at fair value (in thousands):	Amount
Cash	$2,709
Accounts receivable	15,211
Other assets	2,024
Fixed assets	41,680
Goodwill	18,262
Other Intangible assets	3,550
Accounts payable and accrued expenses	(8,373)
Capital leases	(5,278)

Total estimated consideration	$69,785

NOTE 2 - Bankruptcy and Fresh Start Accounting

The unaudited pro forma condensed combined financial information also gives effect to (i) the prepackaged plan of reorganization of Forbes and certain of its subsidiaries, as amended and supplemented, which became effective on April 13, 2017 (the “Effective Date”), and (ii) Forbes’ adoption of fresh start accounting on the Effective Date.

Chapter 11 Proceedings

On January 22, 2017, FES Ltd. and its domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions, or the Bankruptcy Petitions, for reorganization under chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors (the “Plan”). On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.

Bankruptcy Pro Forma Adjustments and Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018, give effect to the consummation of the Plan and the adoption of fresh start accounting as if they had occurred on January 1, 2017. Because the effects of the consummation of the Plan and the adoption of fresh start accounting are reflected in the consolidated balance sheet as of September 30, 2018, no adjustments were made to the unaudited pro forma condensed combined balance sheet included herein.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

a.

Represents the reduction in depreciation and amortization expense following the fair value measurement of the Company’s tangible and intangible assets as part of applying fresh start accounting upon emergence from the chapter 11 cases.

b.

Reflects $2.4 million of incremental interest expense related to the a term loan agreement entered into on the Effective Date, as subsequently amended, with certain former noteholders of Forbes at its current effective interest rate for the entire period partially offset by the elimination of $1.5 million of interest expense related to the previously outstanding long-term notes payable of Forbes that were cancelled as part of the Plan, the elimination of $0.2 million of interest expense related to other outstanding debt of Forbes which was terminated as part of the Plan and the elimination of $0.2 million in amortization of debt issuance costs related to the eliminated debt.

c.

Represents the elimination of reorganization items that were directly attributable to the Chapter 11 cases, which consist of $140.4 million gain on debt and accrued interest discharge partially offset by $87.1 million loss on fresh start adjustments, $2.1 million write-off of debt issuance costs and $8.0 million of professional fees.

d.

The income tax effect of the pro forma adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable, and the Company has a full valuation allowance recorded against its net deferred tax assets.

e.	Reflects the elimination of the accretion of dividends on the Predecessor’s preferred stock as such stock was extinguished without recovery on the Effective Date.

f.

Represents the weighted average basic and diluted shares outstanding after giving effect to the reorganization. The Company did not include potentially dilutive instruments, such as restricted stock units or stock options, in its calculation of diluted loss per share during the period presented, as the effect would be anti-dilutive.

g.

Adjustment represents the elimination of restructuring expenses incurred by Forbes as a result of the Plan undertaken in the year ended December 31, 2017. As these expenses are nonrecurring in nature, they have been eliminated in the condensed combined pro forma statement of operations for the nine months ended September 30, 2018.

NOTE 3 - Pro Forma Acquisition Adjustments for the Cretic Acquisition

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a.	Cash and cash equivalents and Cash–Restricted

Represents the $69.8 million cash purchase price paid for Cretic less $6.0 million released from restricted cash to partially fund the acquisition plus approximately $4.2 million in transaction expenses paid upon closing.

b.	Property and equipment, net

Represents the adjustment to increase the carrying value of Cretic’s property and equipment, from its historical gross book value to its estimated fair value. The fair value estimate for fixed assets is preliminary and was determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The fair value of fixed assets was determined primarily using a combination of the cost approach and the market comparison approach. The final fair value determination for property and equipment may differ from this preliminary determination.

(in thousands)	Estimated Fair Value
Well servicing equipment	$35,152
Autos and trucks	6,227
Buildings and improvements	23
Furnitures and fixtures	278

Total	$41,680

c.	Goodwill

The adjustment reflects an adjustment to goodwill of $18.3 million resulting from the excess of the purchase consideration over the net assets acquired.

d.	Intangible assets, net

The net pro forma adjustment of $3.6 million reflects the estimated fair value assignment in identifiable intangible assets acquired as follows:

(in thousands)	Estimated Fair Value
Trade name	$1,050
Non-compete agreement	300
Customer relationships	2,200

Total	$3,550

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Cretic’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value.

The Cretic trade name was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ from this preliminary determination.

e.	Members’ equity

Adjustment made to eliminate Cretic’s historical members’ equity.

f.	Accumulated deficit

Adjustment made to accumulated deficit for the incurrence of $4.2 million of transaction expenses.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of operations to give effect to the Cretic Acquisition:

g.	General and administrative (Transaction costs)

Reflects the elimination of $2.6 million for the nine months ended September 30, 2018, of direct, incremental transaction costs incurred by Forbes related to the Cretic Acquisition that are reflected in the historical statements of operations. No transaction costs were incurred for the year ended December 31, 2017. The impact of these direct, incremental transaction costs has been eliminated in the unaudited pro forma condensed combined statement of operations since these costs are nonrecurring in nature. These charges include financial advisory fees, legal, accounting, and other professional fees incurred by Forbes and Cretic that are directly related to the Cretic Acquisition.

h.	General and administrative (Rent expense)

Reflects the elimination of $0.2 million, and $0.1 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, of rent expense incurred by Cretic related to a lease that was eliminated as a direct result of the Cretic Acquisition. The impact of these historically incurred expenses has been eliminated in the unaudited pro forma condensed combined statement of operations since these costs will be nonrecurring.

i.	General and administrative (Executive compensation)

Represents the adjustment of $0.3 million, and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, to present the annual management compensation expense of Cretic executive management based on new employment agreements that were entered into as a direct result of the Cretic Acquisition.

j.	Depreciation and amortization (Fixed asset depreciation)

Represents the elimination of historical Cretic fixed asset depreciation of $3.5 million and $3.5 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, and the recognition of pro forma depreciation expense of $4.4 million and $3.3 million for the year ended

December 31, 2017 and nine months ended September 30, 2018, respectively, calculated on a straight line basis based on the purchase price allocated to fixed assets as follows:

(in thousands)	Fair Value	Estimated Useful Life	Pro Forma Depreciation Expense for the Year Ended December 31, 2017	Pro Forma Depreciation Expense for the Nine Months Ended September 30, 2018
Well servicing equipment	$35,152	6-12 years	$3,004	$2,253
Autos and trucks	6,227	4-10 years	1,313	986
Buildings and improvements	23	5 years	5	3
Furniture and fixtures	278	2-4 years	124	93

	$41,680		4,446	3,335

Less: Cretic historical depreciation			(3,531)	(3,517)

Total			$915	$(182)

The step-up in fair value of the assets and the useful lives of all asset classes were conformed to the lives for the same major asset classes per Forbes’ accounting policy. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $0.4 million and $0.3 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

k.	Depreciation and amortization (Intangible asset amortization)

Represents the recognition of $0.6 million and $0.4 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, for the pro forma intangible asset amortization calculated on a straight line basis based on the purchase price allocated to definite-lived intangible assets as follows:

(in thousands)	Fair Value	Estimated Useful Life	Pro Forma Amortization Expense for the Year Ended December 31, 2017	Pro Forma Amortization Expense Nine Months Ended September 30, 2018
Trade name	$1,050	10 years	$105	$79
Non-compete agreement	300	2 years	150	113
Customer relationships	2,200	7 years	314	235

Total	$3,550		$569	$427

The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $0.1 million and $0.1 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

l.	Income tax (benefit) expense (Tax classification)

Represents an adjustment to reflect income tax for Cretic utilizing Forbes’ effective rate for the period. Forbes has utilized its effective rate for purposes of this adjustment given that Forbes carries a significant Net Operating Loss carryforward balance to offset future income. As a result, Forbes will utilize this Net Operating Loss balance to offset any income realized from Cretic operations (if applicable), which would have resulted in an effective tax rate consistent with that realized by Forbes for the pro forma periods presented.

m.	Income tax (benefit) expense (Tax adjustments)

Represents the income tax effect for the unaudited pro forma adjustment (exclusive of the impact in item m above) utilizing Forbes’ effective rate for the period. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the statutory rate in periods subsequent to the closing of the Cretic Acquisition.

n.	Adjustment to conform Cretic’s financial statement presentation to Forbes’ presentation.

NOTE 4 - Pro Forma Adjustments for the Cretic Financing Arrangements

Forbes financed the Cretic Acquisition using (i) a draw on the ABL Facility in the amount of $8.9 million, (ii) an Add-On Term Loan under the Term Loan Facility in an aggregate principal amount of $10 million, and (iii) a Bridge Loan under the Term Loan Facility in an aggregate principal amount of $50 million.

The Add-On Term Loan and Bridge Loan borrowings under the Term Loan Facility bear interest at a rate equal to 5.00% per annum payable in cash, plus paid-in-kind interest of 9.00% per annum (such paid-in-kind interest increasing by 2.00% per annum on April 13 of each year, commencing April 13, 2019).

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a.	Cash and cash equivalents

Reflects the proceeds from issuance of debt in the amount of $8.9 million from the ABL Facility and $10.0 million from the Add-On Term Loan and $50.0 million from the Bridge Loan.

b.	Other assets

Represents the capitalized debt issuance costs directly associated with the ABL Facility.

c.	Accrued expenses

Represents accrued amounts for the deferred financing expenses realized in relation to the ABL Facility, Add-On Term Loan, and Bridge Loan, as these were not paid as of the date of consummation of the transactions.

d.	Long-term debt, net of current portion

Represents the incurrence of additional debt in the amount of $8.9 million from the revolving commitment under the ABL Facility and $9.9 million from the Add-on Term Loan and $49.6 million from the Bridge Loan. The balances of the Add-On Term Loan and the Bridge Loan are presented net of debt issuance costs and debt discount of $0.1 million and $0.4 million, respectively.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

e.	Interest expense

Represents the increase in interest expense resulting from the ABL Facility, the Add-On Term Loan and the Bridge Loan. The unaudited pro forma condensed combined statement of operations is adjusted for (i) an increase in interest expense of $9.6 million and $7.5 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, reflecting estimated interest expense and (ii) an increase to interest expense reflecting amortization of deferred financing costs and commitment fees of $1.1 million and $0.8 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively. As the borrowing under ABL Facility was repaid shortly after the consummation of the Cretic Acquisition, the associated interest expense was immaterial and has been excluded. See table below for a summary breakout of deferred financing costs and interest expense related to these debt facilities:

	For the Year Ended December 31, 2017
(in thousands)	Acquisition Financing Borrowing	Pro Forma Interest Expense	Pro Forma Amortization of Fees	Pro Forma Total increase to Interest Expense
ABL Facility	$8,900	$—	$732	$732
Add-On Term Loan	10,000	1,602	30	1,632
Bridge Loan	50,000	8,010	360	8,370

Total	$68,900	$9,612	$1,122	$10,734

	For the Nine Months Ended September 30, 2018
(in thousands)	Acquisition Financing Borrowing	Pro Forma Interest Expense	Pro Forma Amortization of Fees	Pro Forma Total increase to Interest Expense
ABL Facility	$8,900	—	$549	$549
Add-On Term Loan	10,000	1,291	22	1,313
Bridge Loan	50,000	6,185	270	6,455

Total	$68,900	$7,476	$841	$8,317

The effect of a 1/8% increase or decrease in the interest rates would result in an increase or decrease of interest expense of $0.2 million and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

f.	Income tax expense

Represents the income tax effect for unaudited pro forma condensed combined statement of operations related to the financing transactions using the applicable U.S. effective tax rates of Forbes in each period. Forbes utilized its effective rate for purposes of this adjustment given that Forbes carries a significant Net Operating Loss carryforward balance to offset any tax expense that would be realized by the presented pro forma financing adjustments. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities and impact due to U.S. tax reform.

NOTE 5 - Pro Forma Adjustments for Rights Offering

Forbes financed the Cretic Acquisition using (i) a draw on the ABL Facility in the amount of $8.9 million, (ii) an Add-On Term Loan in an aggregate principal amount of $10 million, and (iii) a Bridge Loan in the amount of $50 million. Pursuant to an agreement with certain lenders of the Bridge Loan, such lenders have agreed to exercise their Rights as well as their Over-Subscription Privilege such that the Notes subscribed for by the stockholders receiving Rights and the subscription by such lenders will result in gross proceeds of the Rights Offering sufficient to pay all outstanding obligations under the Bridge Loan. Once completed, the proceeds from the issuance of the Notes will be used to retire the then estimated outstanding principal and accrued and unpaid interest (including PIK Interest) of the Bridge Loan under the Term Loan Facility. As of the date of this prospectus, the outstanding principal and accrued but unpaid interest of the Bridge Loan is anticipated to be approximately $51.7 million as of the expiration of the Rights Offering. The presentation in the unaudited pro forma condensed combined financial information assumes the proceeds of the rights offering is $50 million and is for illustrative purposes only.

The Notes bear interest at a rate of 5.00% per annum. Upon the earliest to occur of (i) a Marketed Public Offering, (ii) a Change of Control and (iii) the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes and those to do so by issuing shares of the Company’s common stock), the then outstanding principal and accrued PIK interest of the Notes shall mandatorily convert into a number of shares calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a.	Accrued expenses

Represents an adjustment to accrue for offering costs relating to the Notes of $0.9 million, as these were not paid as of the date of consummation of the transactions offset by the write-off of deferred financing costs of $0.4 million relating to the Bridge Loan which will be repaid with the proceeds from the issuance of the Notes.

b.	Long-term debt, net of current portion

Represents the incurrence of $50.0 million from the issuance of the Notes and related deferred financing costs of $0.9 million offset by the payment of the Bridge Loan of $50.0 million and related write-off of deferred financing costs of $0.4 million. The balance of the Add-on Term Loan and the Notes are presented net of debt issuance costs and debt discounts.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

c.	Interest expense

Represents the change in interest expense resulting from the Notes offset by the reduction of interest expense from the Bridge Loan which will be repaid. The unaudited pro forma condensed combined statement of operations is adjusted for an increase in interest expense of $2.2 million and a decrease to interest expense of $2.9 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, reflecting the following: (i) the elimination of the interest expense on the Bridge Loan of $8.0 million and $6.1 million for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively, partially offset by interest expense on the Notes of $2.6 million and $0.9 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, (ii) an increase to interest expense reflecting amortization of deferred financing costs associated with the Notes of $0.6 million and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, offset by the elimination of the amortization of deferred financing costs on the Bridge Loan of $0.3 million and $0.3 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively and (iii) an increase to interest expense reflecting the accretion of a conversion premium related to the Notes of $7.3 million and $2.4 million for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. The additional interest expense associated with the accretion of the Notes to their expected settlement value represents a premium associated with the conversion of the Notes into common stock.

The effect of a 1/8% increase or decrease in the interest rates would result in an increase or decrease of interest expense of $0.2 million and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

d.	Income tax expense

Represents the income tax effect for unaudited pro forma condensed combined statement of operations related to the rights offering and issuance of the Notes using the applicable U.S. effective tax rates of Forbes in each period. Forbes utilized its effective rate for purposes of this adjustment given that Forbes carries a significant Net Operating Loss carryforward balance to offset any tax expense that would be realized by the presented pro forma financing adjustments. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities and impact due to U.S. tax reform.

e.	Basic and diluted earnings per share

Pro forma adjustments to basic and diluted weighted average number of shares outstanding reflects (1) a total of 34,560 shares of Forbes’ common stock issued to Cretic management as part of the Cretic Acquisition, and (2) an assumed 21,667,957 shares of Forbes’ common stock issued as a result of the assumed conversion of the Notes on the Maturity Date. The 34,560 shares were added to Forbes’ historical basic shares as if 17,280 had been issued on each of January 1, 2017 and January 1, 2018 based on the vesting terms of the grant. The 21,667,957 shares were added to Forbes’ historical basic shares as if they had been issued upon conversion of the Notes sixteen months following issuance, which is the approximate term of the Notes through maturity.

The amount of common shares issued as a result of the conversion of the Notes was calculated using the Company’s stock price as of the end of business on January 22, 2019, $3.00 per share, being the most recent practicable date prior to this filing for purposes of preparing the unaudited pro forma condensed combined financial information. The calculation further assumes the Notes are converted on the assumed maturity based on an assumed amount of Notes to be converted of approximately $55.3 million, after giving effect to the 15% conversion discount provided for. This amount was then directly included in the calculation for weighted average shares outstanding for the nine months ended September 30, 2018. Forbes believes that an increase or decrease of approximately 16% percent in the market price of our common stock on the closing date of the Cretic Acquisition and related financing transactions as compared to the market price of our common stock assumed for the purposes of the unaudited pro forma condensed combined financial information is possible based upon the recent history of the market price of our common stock. This amount was derived based on historical volatility of Forbes’ common stock and is not indicative of Forbes’ expectation for future share price performance. A change of this magnitude would increase or decrease the weighted average shares outstanding for the nine months ended September 30, 2018 by approximately 1.7 million shares or 2.4 million shares, respectively. This change in weighted average shares outstanding would increase or decrease pro forma loss per share for the nine months ended September 30, 2018 by approximately $0.12 or $(0.13), respectively.

Basic and diluted earnings per share

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Pro forma net loss attributable to Forbes common stockholders	$(44,678)	$(18,978)
Pro forma basic and diluted weighted average number of shares outstanding	5,305	17,552

Pro forma net loss per basic and diluted share attributable to Forbes common shareholders	$(8.42)	$(1.08)

THE RIGHTS OFFERING

We are distributing, at no charge, to holders of our common stock, Rights to purchase up to $54,392,400 in aggregate principal amount of Notes. You will receive a fixed number of Rights based on your pro-rata ownership of common stock as of the Record Date set forth below.

Rights

Each Right will entitle a holder to purchase $100 in principal amount of Notes. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on January 22, 2019, (the “Record Date”), one right for ten shares shares of our common stock you owned at that time. You may exercise Rights for Notes in a minimum denomination of $100 and integral multiples thereof subject to the Rights, or you may choose not to exercise any Rights. Stockholders owning fewer than ten shares of our common stock as of the Record Date will not receive Rights in this Rights Offering. If you hold an odd number of shares not evenly divisible by ten, such odd number will be rounded down to the next number evenly divisible by ten.

In order to properly exercise your Rights, you must deliver to the Subscription Agent the subscription payment and a properly completed rights certificate, or if you hold your Rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your nominee related to your Rights before the expiration of the Rights Offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of Rights to your nominee equal to the number of Rights you are entitled to receive as the beneficial owner of common shares. See “The Rights Offering—Method of Exercising Rights—Subscription By Beneficial Owners” on page 42.

Over-Subscription Privilege

Holders of Rights will have the opportunity to purchase Notes that are not purchased by other holders of Rights. If, and only if, you fully exercise your basic subscription right evidenced by your Rights, you will also have an Over-Subscription Privilege which will allow you to subscribe for additional principal amount of Notes under Rights that were not exercised by other stockholders. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic Rights. The Notes sold through the Over-Subscription Privilege will be sold at the same Subscription Price and are subject to proration. Each of the Backstop Providers has agreed to exercise its Over-Subscription Privilege with respect to an amount of Notes such that the Notes subscribed for by the other stockholders, together with the Notes subscribed for the Backstop Providers, will result in proceeds from the Rights Offering sufficient to repay all outstanding obligations under the Bridge Loan.

Proration

All subscriptions pursuant to the Over-Subscription Privilege will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the Maximum Offering Amount, which is the total amount that the Company requires to repay obligations under the Bridge Loan. In the event that the number of subscriptions pursuant the Over-Subscription Privilege exceeds the Maximum Offering Amount, each subscriber exercising the Over-Subscription Privilege will receive a pro-rata portion of the Notes issued pursuant to the Over-Subscription Privilege. Each such subscriber will receive Notes with a principal amount equal to the product (disregarding fractions) obtained by multiplying the remaining principal amount of Notes offered pursuant to the Rights, after the exercise of basic subscription Rights, by a fraction of which the numerator is the principal amount of Notes subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate remaining principal amount of Notes subscribed for by all participants under the Over-Subscription Privilege. Any fractional Notes to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest increment of $100.

For example, assume that $2.0 million principal amount of Notes remain available under the Over-Subscription Privilege in order to result in the proceeds needed to pay all outstanding obligations under the Bridge Loan. If you subscribed for $1.0 million principal amount of Notes pursuant to your Over-Subscription Privilege, and a total of $5.0 million principal amount of Notes were subscribed for pursuant to all Over-Subscription Privileges, the principal amount of Notes issued to you pursuant to your Over-Subscription Privilege would be prorated and you would receive only $400,000 principal amount of Notes ($2.0 million principal amount of Notes multiplied by the quotient of $1.0 million, divided by $5.0 million), and any subscription payments you provide to the Subscription Agent in excess of the amount necessary to purchase the shares allocated to you pursuant to your Over-Subscription Privilege would be refunded to you, without interest.

The Subscription Agent will notify Rights holders of the principal amount of Notes allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the Subscription Agent will be promptly returned, without interest.

Backstop Commitment

The Backstop Providers have agreed to exercise their basic subscription rights in the Rights Offering. Further, to the extent that other stockholders do not subscribe for and purchase the full principal amount of Notes available in the Over-Subscription Privilege, we have entered into the Backstop Commitment Letter with the Backstop Providers, pursuant to which, subject to certain conditions, each of the Backstop Providers has agreed to exercise its Over-Subscription Privilege with respect to an amount of Notes such that the Notes subscribed for by the other stockholders, together with all of the Notes subscribed for by the Backstop Providers, will result in gross proceeds sufficient to repay outstanding obligations under the Bridge Loan.

The backstop obligations of the Backstop Providers are subject to the following conditions: (i) we must file with the SEC a registration statement containing a prospectus relating to the Rights Offering, (ii) we must use our reasonable best efforts to cause the Rights Offering registration statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the maturity date of the Bridge Loan, and (iii) no default or event of default relating to the payment obligations, bankruptcy or insolvency having occurred under our Term Loan Facility (including the Add-On Term Loan and the Bridge Loan) or our ABL Facility.

No Fractional Rights

We will not issue fractional Rights or cash in lieu of Notes in less than the minimum denomination of $100.

Method of Exercising Rights

The exercise of Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by us in our discretion. You may exercise your Rights as follows:

Subscription by Registered Stockholders

Holders of record of Rights may exercise Rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the Rights Offering. Notes underlying Rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the Rights (e.g., an immediate family member, trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution).

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the Rights on your behalf, you should instruct your nominee to exercise your Rights and deliver all subscription documents and payment on your behalf before 5:00 p.m., New York City time, on February 28, 2019, which is the expiration of the Rights Offering. Your Rights will not be considered exercised unless the Subscription Agent receives from you or your broker, as the case may be, all of the required subscription documents and your full subscription payment for your subscription prior to 5:00 p.m., New York City time, on February 28, 2019.

Subscription by DTC Participants

If your Rights are held of record through DTC, the exercise of your Rights may be made through the facilities of DTC. In this case, you may exercise your Rights by instructing DTC (directly or through your broker) to transfer (1) your Rights from your account to the account of the Subscription Agent, together with certification by DTC (on your behalf) as to the aggregate number of Rights you are exercising and principal amount of Notes you are subscribing for under your Rights, and (2) your full subscription payment for your subscription.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC, the Subscription Agent, drawn upon a U.S. bank; or

•	wire transfer of immediately available funds to accounts maintained by the Subscription Agent.

Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the Subscription Agent;

•	receipt by the Subscription Agent of any certified check bank draft or bank cashiers check drawn upon a U.S. bank; or

•	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your Rights or Over-Subscription Privilege, we urge you to consider using a certified check or bank cashiers check or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check bank draft or bank cashiers check drawn upon a U.S. bank or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments or wire or transfer.

Any personal check used to pay for Notes must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on February 28, 2019, which is the expiration of the Rights Offering. The clearinghouse may require five or more business days. Accordingly, holders of Rights that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Rights Offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Rights Offering.

Unless a rights certificate provides that the Notes are to be delivered to the record holder of such Rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the Subscription Agent. See “Medallion Guarantee May Be Required” below.

Missing or Incomplete Subscription Information

If you do not indicate the number of Rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of Notes, any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your Rights, expires at 5:00 p.m., New York City time, on February 28, 2019, which is the expiration of the Rights Offering. If you do not exercise your Rights before that time, your Rights will expire and will no longer be exercisable. We will not be required to issue Notes to you if the Subscription Agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. The period for exercising your Rights may be extended by us in our discretion up to an additional thirty (30) days. We may extend the expiration date of the Rights Offering by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Rights in this Rights Offering.

Withdrawal and Termination

We may cancel or terminate the Rights Offering, as determined by us in our discretion.

Subscription Agent

The Subscription Agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents and subscription payments (other than wire transfers) should be delivered is:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If you deliver subscription documents or subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the Notes or for additional copies of this prospectus to the Subscription Agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317.

Information Agent

The Information Agent for this offering is D.F. King & Co., Inc. If you have any questions regarding the offering or exercising your Rights, please contact the information agent at 866-406-2285 or by email at flss@dfking.com.

Fees and Expenses

We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	your rights certificate provides that as record holder of those Rights your DTC account will be credited upon exercise of the subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies; or

•	NYSE/American Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your Rights through a nominee, we will ask your nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you. If you hold certificates representing our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your Rights, you should complete and return to your nominee the form entitled “Beneficial Owner Election.” You should receive this form from your nominee with the other Rights Offering materials. If you wish to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise Rights, but you do not have sufficient time to deliver the rights certificate evidencing your Rights to the Subscription Agent before the expiration of the Rights Offering, you may exercise your Rights by the following guaranteed delivery procedures:

•

deliver to the Subscription Agent before the expiration of the Rights Offering the subscription payment for each share you elected to purchase pursuant to the exercise of Rights in the manner set forth above under “The Rights Offering—Payment Method” on page 43;

•	deliver to the Subscription Agent before the expiration of the Rights Offering the form entitled “Notice of Guaranteed Delivery”; and

•

deliver the properly completed rights certificate evidencing your Rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the Subscription Agent within two (2) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Forbes Energy Services Ltd. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of Rights represented by your rights certificate and the principal amount of Notes for which you are subscribing under your Rights; and

•

your guarantee that you will deliver to the Subscription Agent a rights certificate evidencing the Rights you are exercising within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.”

The Subscription Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the Subscription Agent at (877) 248-6417 or (718) 921-8317 to request additional copies of the form of Notice of Guaranteed Delivery. If you have other questions or need assistance, please contact the Information Agent, D.F. King & Co. Inc, at 866-406-2285 or by email at flss@dfking.com.

Transferability of Rights

The Rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. The Rights will not be listed for trading on any stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, if necessary, consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for Notes in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. All funds relating to exercises of the Over-Subscription Privilege which are not accepted by the Company (due to proration or otherwise) will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States. The Subscription Agent will hold these rights certificates for their account. To exercise Rights, our foreign stockholders must notify the Subscription Agent prior to 11:00 a.m., New York City time, at least three business days before the expiration of the Rights Offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any Rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase Notes.

Regulatory Limitation

We will not be required to issue to you any Notes pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such Notes and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

The tax treatment of the receipt of the Rights is unclear. While we intend to take the position the receipt of a Right by a holder pursuant to this Rights Offering will not be treated as a taxable distribution with respect to such holder’s common stock in the Company for U.S. federal income tax purposes, it is possible that such receipt could be treated instead as a taxable distribution. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of the Notes and our common stock. For further information, please see “Certain Material U.S. Federal Income Tax Consequences,” below.

No Recommendation to Holders of Rights

None of our Board, officers, Subscription Agent, Information Agent, Transfer Agent or Trustee is making any recommendation regarding your exercise of Rights in the Rights Offering, the sale or transfer of the underlying Notes or the conversion of such Notes into shares of our common stock. Further, we have not authorized anyone to make any recommendation. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 13 for a discussion of some of the risks involved in investing in the Notes and our common stock through the Rights Offering and in investing further in the Company.

Waiver

The Company expressly reserves the right, subject to applicable law, to extend the Rights Offering and amend, modify or waive at any time, or from time to time, the terms of the Rights Offering in any respect, including waiver of any conditions.

State Securities Law Considerations

We are not making this Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any Notes from Rights holders who are residents of those states or other jurisdictions. We may delay the commencement of this Rights Offering in those states or other jurisdictions, or change the terms of this Rights Offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this Rights Offering.

We have applied for qualification of this Rights Offering with certain state securities commissions. Prior to the commencement of this Rights Offering, we will advise residents of any such state if the securities commission in that state has disapproved this Rights Offering, or has imposed any conditions or limitations on this Rights Offering in such state. Such disapproval would result in holders of Rights in that state not being able to exercise their Rights in this Rights Offering, and such conditions or limitations could affect the terms of this Rights Offering with respect to holders of Rights in that state. We have the discretion to delay or to refuse to distribute any principal amount of Notes you may elect to purchase through the exercise of Rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

The aggregate principal amount of Notes that may be subscribed for pursuant to Rights held by Arizona residents other than certain institutional investors pursuant to this Rights Offering is limited to $500,000. Therefore, if the Subscription Agent receives exercise documentation that otherwise would require us to issue to Arizona residents who are not eligible institutional investors more than $500,000 in aggregate principal amount, we will issue to all such exercising stockholders their pro rata portion of such aggregate principal amount of Notes and return the excess payment amount, if any, to such stockholders, without interest, as soon as practicable after the expiration date of this Rights Offering. Brokers, dealers, banks and other nominees exercising rights on behalf of beneficial owners are required to make representations as to the principal amount of Notes subscribed for by Arizona residents that are not a bank, a savings institution, a trust company, an insurance company, an investment company as defined in the Investment Company Act of 1940, a pension or profit sharing trust or other financial institution or institutional buyer or a dealer.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax consequences relating to (i) the receipt and exercise of Rights, (ii) the ownership and disposition of Notes, and (iii) the ownership and disposition of shares of common stock received upon redemption or repurchase of Notes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of Rights, Notes or shares of common stock, you hold the Rights, Notes or common stock as a capital asset (generally, investment property), you acquired the Notes pursuant to the exercise of Rights, and you acquired the common stock upon the redemption of your Notes.

This summary does not address special U.S. federal income tax rules that may be applicable to certain categories of beneficial owners of Rights, Notes, or shares of common stock such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	persons that are required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities;

•	persons that at any time own, directly, indirectly or constructively, 5% or more of our outstanding common stock; and

•	persons that acquire the Notes for a price other than their issue price or shares of common stock other than through the redemption of a Note.

In addition, this summary only addresses U.S. federal income tax consequences, and does not address other U.S. federal tax consequences, including, for example, gift tax consequences or the Medicare tax on certain investment income. This summary also does not address any U.S. state or local or non-U.S. income or other tax consequences.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Rights, Notes, or shares of common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Entities or arrangements classified as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt and exercise of Rights or the ownership and disposition of Notes or of shares of common stock.

This summary is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this offering memorandum. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the receipt and exercise of Rights or the ownership and disposition of Notes or shares of common stock as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the receipt and exercise of Rights or the ownership and disposition of Notes or shares of common stock. Before you exercise Rights, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of the receipt and exercise of Rights or the ownership and disposition of Notes or shares of common stock that may be applicable to you.

Tax Treatment of the Receipt, Exercise and Expiration of the Rights

The tax treatment of the receipt of the Rights is subject to uncertainty, and alternative characterizations could apply.

Under one alternative, the receipt of a Right by a holder pursuant to the Rights Offering will not be treated as a taxable distribution with respect to such holder’s common stock in the Company for U.S. federal income tax purposes. Pursuant to this alternative, a holder that exercises a Right could be treated as purchasing Notes for cash in an amount equal to the subscription price. If such treatment applies, the holder would have a tax basis in a Note equal to the amount of the subscription price allocated to each Note and a holding period in a Note beginning the day after the exercise. While not free from doubt, we intend to take the position that a holder exercising a Right has purchased Notes in exchange for the subscription price. Although we believe that this is the proper characterization of the receipt and exercise of a Right, there may be alternative characterizations of the issuance of the Rights. The discussion below assumes that this alternative describes the proper characterization of the receipt and exercise of a Right.

Under another alternative, the receipt of a Right by a holder pursuant to this Rights Offering could be treated as a taxable distribution (in the amount of the fair market value of such Right) with respect to such holder’s common stock in the Company for U.S. federal income tax purposes, subject to the rules discussed below under “—Taxation to U.S. Holders—Distributions on Common Stock—Distributions” and “—Tax Consequences to Non-U.S. Holders—Distributions on Common Stock.”

No federal income tax consequences should result to a holder if a Right expires without being exercised by such holder.

Holders are urged to consult their tax advisors regarding the proper federal income tax treatment of the Rights.

Tax Classification of the Notes

For an instrument with both debt-like and equity-like features to be considered “debt” for U.S. federal income tax purposes, the instrument must represent an unqualified obligation to pay a sum certain with interest regardless of the debtor’s income or lack thereof. Conversely, if there is not an unqualified obligation to pay a sum certain, and the instrument represents an embarking on the corporate venture such that the holder takes the risks of loss so that it might share in the profits of success, such instrument generally will be considered “stock” for U.S. federal income tax purposes. Congress and Treasury have generally left such determination up to the courts, which have developed a multi-factored test based on facts and circumstances with no one factor determinative. Because the Notes are mandatorily convertible into shares of common stock upon the earlier of specified events, the Notes may provide participation in the Company’s growth and may be considered “stock” for U.S. federal income tax purposes. The Company, however, has the right to redeem the Notes for cash and without premium at any time prior to maturity. This right, if exercised, would eliminate a holder’s right to share in the Company’s profits.

The Company has not yet determined its reporting position with respect to whether the Notes are properly regarded as “stock” or “debt” for U.S. federal income tax purposes. Once we have made our determination, we intend to notify holders of Notes of our reporting position which may be pursuant to an announcement on our website. Each holder is urged to consult its tax advisor regarding whether the Notes constitute “debt” or “stock” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

The following summary applies to you only if you are a U.S. Holder. A “U.S. Holder” is a beneficial owner of a Right, a Note or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

PIK Interest and Original Issue Discount

If the Notes are be treated as “debt” for U.S. federal income tax purposes, the Notes will be treated as issued with original issue discount (“OID”) for United States federal income tax purposes, because the PIK interest that will accrue on the Notes will not constitute “qualified stated interest.” The OID on a Note will be equal to the difference between the “stated redemption price at maturity” of the Note and its “issue price.” The stated redemption price at maturity of a Note is the sum of all payments to be made under the Note other than payments of “qualified stated interest.” Qualified stated interest is generally interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at fixed intervals of one year or less during the entire term of the instrument at a single fixed rate or qualified variable rates. PIK interest on the Notes will not constitute qualified stated interest, and as a result, it will be included in the stated redemption price at maturity of the Notes. The “issue price” of the Notes is the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of the Notes is expected to be less than the stated redemption price at maturity, because PIK Interest will be included in the stated redemption price at maturity. Accordingly, the Notes are expected to be issued with a significant amount of OID.

You will be required to accrue and include OID in your gross income as ordinary income using a constant yield method, in advance of the receipt of the cash payment attributable to the OID, regardless of your regular method of accounting for U.S. federal income tax purposes. The amount of OID that you must include in your gross income for each taxable year is the sum of the daily portions of OID that accrue on your Notes for each day of the taxable year during which you hold the Notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the Notes at the beginning of the accrual period multiplied by the yield to maturity of the Notes (adjusted to reflect the length of the accrual period), reduced by the amount of any qualified stated interest allocable to such accrual period. The adjusted issue price of the Notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the Notes in all prior accrual periods. You should consult your own tax advisor concerning the consequences of, and accrual of, OID on your Notes.

If the Notes are treated as “stock” for U.S. federal income tax purposes, the PIK interest paid on the Notes may be treated as a deemed distribution of additional shares of our stock to holders of Notes. Any such deemed distribution will be treated as described in “—Tax Consequences to U.S. Holders—Distributions on Common Stock” below. You should consult your own tax advisor with respect to the treatment of PIK interest on the Notes for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

If the Notes are treated as “debt” for U.S. federal income tax purposes, upon the sale, redemption, retirement, exchange or other taxable disposition (each a “disposition”) of your Notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	your amount realized on the disposition; and

•	your tax basis in such Notes, which generally will be their cost, increased by the amount of OID on your Notes previously included in your gross income.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the Notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. Holder, under current law, your long-term capital gain generally is subject to a preferential rate of U.S. federal income tax. You will realize gain upon the conversion of the Notes into shares of common stock to the extent that the fair market value of the shares of common stock into which a Note is converted exceeds your tax basis in such Note being converted. In that regard, the number of shares of common stock is determined by applying a 15% discount to the Fair Market Value of the shares at the time of the conversion.

If the Notes are treated as “stock” for U.S. federal income tax purposes, the receipt of shares of common stock upon the conversion of the Notes may qualify as a tax-free exchange for U.S. federal income tax purposes, in which case you would generally not recognize gain or loss upon the conversion other than with respect to accrued and unpaid dividends.

Distributions on Common Stock

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. However, with respect to dividends received by certain non-corporate U.S. Holders, including individual U.S. Holders, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or Other Taxable Disposition of Common Stock

Upon the disposition of our common stock, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	your amount realized on the disposition; and

•	your tax basis in the common stock.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, your holding period in the common stock is more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. Holder, under current law, your long-term capital gain generally is subject to a preferential rate of U.S. federal income tax.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to accruals of OID or PIK interest on the Notes, payments of dividends on shares of common stock and the proceeds of a disposition of the Notes or shares of common stock received by a U.S. Holder.

In general, “backup withholding” (currently at a rate of 24%) may apply to payments attributable to accrued OID or PIK interest on your Notes, dividends on shares of common stock, and the proceeds of a disposition of your Notes or shares of common stock, if you are a U.S. Holder and you fail to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and you do not otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Tax Consequences to Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a Right, a Note or common stock and you are neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).

Original Issue Discount

If the Notes are treated as “debt” for U.S. federal income tax purposes and subject to the discussions below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax generally will not apply to payments of OID on your Notes, under the “portfolio interest” exception of the Code, provided that:

•

you do not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving OID described in section 881(c)(3)(A) of the Code; and

•	such OID is not effectively connected with your conduct of a trade or business within the United States.

In addition, to qualify for the “portfolio interest” exception, you will be required to provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be associated with you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code to:

•	the applicable withholding agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Notes on your behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and you, has received the signed, written statement described above from you and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of OID made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest and OID paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. If you are engaged in a trade or business in the United States and payments of OID on your Notes are effectively connected with the conduct of that trade or business, provided the certification requirements discussed above are satisfied, you generally will be exempt from the U.S. federal withholding tax described above and will instead be subject to U.S. federal income tax on that OID on a net income basis generally in the same manner as if you were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if you are a Non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

If the Notes are treated as “stock” for U.S. federal income tax purposes, the PIK interest paid on the Notes may be treated as a deemed distribution of additional shares of our stock to holders of Notes. Any such deemed distribution will be treated as described in “—Tax Consequences to Non-U.S. Holders—Distributions on Common Stock” below. You should consult your own tax advisor with respect to the treatment of PIK interest on the Notes for U.S. federal income tax purposes.

Distributions on Common Stock

Subject to the discussions below regarding backup withholding and FATCA, any distributions you receive with respect to the shares of common stock will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Any such dividends will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with your conduct of a trade or business within the United States, in which case such dividends will not be subject to the withholding tax described above, but will instead be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Certain certification and disclosure requirements must be satisfied in order for effectively connected income to be exempt from withholding. In addition, if you are a Non-U.S. Holder that is a corporation, any such effectively connected income may be subject to branch profits tax at a 30% rate, unless a lower rate applies to you under an applicable income tax treaty. If you are a Non-U.S. Holder of shares of common stock and you wish to claim the benefit of an applicable income tax treaty, you will be required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Notes or Common Stock

Subject to the discussion below regarding backup withholding and FATCA, as defined below, you generally will not be subject to U.S. federal income tax on any gain realized from the disposition of your Notes or shares of common stock unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you;

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Notes or shares of common stock and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition of the Notes or common stock, as the case may be.

If the Notes are treated as “debt” for U.S. federal income tax purposes, you will realize gain upon the conversion of the Notes into shares of common stock to the extent that the fair market value of the shares of common stock into which a Note is converted exceeds your tax basis in such Note being converted. In that regard, the number of shares of common stock is determined by applying a 15% discount to the Fair Market Value of the shares at the time of the conversion.

If the Notes are treated as “stock” for U.S. federal income tax purposes, the receipt of shares of common stock upon the conversion of the Notes may qualify as a tax-free exchange for U.S. federal income tax purposes, in which case you would generally not recognize gain or loss upon the conversion other than with respect to accrued and unpaid dividends.

If you are engaged in a trade or business within the United States, and gain in respect of the disposition of your Notes or shares of common stock is effectively connected with the conduct of such trade or business, the gain generally will be exempt from the U.S. federal withholding tax described above and instead will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if you are a Non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty. Any amounts (including common stock) which you receive on a disposition of a Note which are attributable to accrued OID generally will be taxable as interest.

In general, we would be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance that we will not become a USRPHC in the future. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose direct, indirect and constructive ownership of us constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of PIK interest made on the Notes or dividends on shares of common stock, if you have provided to the applicable withholding agent the required certification that you are not a “United States person” within the meaning of the Code as described in “—Tax Consequences to Non-U.S. Holders—Original Issue Discount” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent may be required to report to the IRS and to you payments of PIK interest on the Notes, dividends paid on shares of common stock, and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such PIK interest, dividends, and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your Notes or shares of common stock may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 24%). If you sell your Notes or shares of common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside of the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Notes or shares of common stock through a non-U.S. office of a broker that is a “United States person” (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise qualify for an exemption. If you receive payment of the proceeds from a sale of your Notes or shares of common stock through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a United States person or you otherwise qualify for an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of the backup withholding rules to your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (collectively referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest and dividends (including PIK interest paid on the Notes and dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of an obligation that produces U.S.-source interest or dividends (including a disposition of the Notes or shares of common stock). Under recently proposed Treasury regulations, the withholding tax on gross proceeds would be eliminated prior to coming into force and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owners or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Notes or shares of common stock will affect the determination of whether such withholding is required. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a Note or shares of common stock through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

DESCRIPTION OF NOTES

We are offering an aggregate of up to $54,392,400 of our 5.00% Subordinated Convertible PIK Notes due 2020 (CUSIP Number 345143 AD3), which we refer to as the “Notes.” The following description is a summary of the material provisions of the Notes and the Indenture. It does not restate the Indenture in its entirety. We urge you to read carefully the Indenture because it, and not this description, defines your rights as a holder of Notes. The Indenture will be subject to the provisions of the Trust Indenture Act (as defined below). The Indenture, including the Form of Note, has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Copies of the Indenture and the Form of Note are also available as set forth under “—Where You Can Find More Information.” Certain defined terms used in this description but not defined below may have the meanings assigned to them in the Indenture. The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

The Notes will be issued under an Indenture to be dated on or about the date of the completion of the Rights Offering between Forbes and Wilmington Trust, National Association as trustee. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read the Indenture and the Form of Note because they, and not this description, define your rights as a holder of Notes.

You will find certain of the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this Description of Notes, references to “the Company,” “Forbes,” “we,” “our” and “us” refer only to Forbes Energy Services Ltd. and not to its subsidiaries.

General

The Notes:

•	will be unsecured general subordinated obligations of the Company;

•	will bear interest at a rate of 5.00% per annum;

•	will mature on June 30, 2020;

•

will be issued in denominations of $100 in excess thereof; provided the PIK Notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00, and thereafter, the minimum denomination of the Notes will be $1.00 and integral multiples of $1.00 in excess thereof;

•	are subordinated in right of payment to any existing and future secured or unsecured senior debt of the Company;

•

will mandatorily convert at maturity (or such earlier date as the Company shall elect to redeem the Notes), or under certain conditions described herein, at a conversion rate per $100 principal amount of Notes into a number of shares of the Company’s common stock calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share; and

•

will be redeemable in whole or from time to time in part at the Company’s option at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes to be redeemed and (ii) accrued and unpaid interest thereon to, but excluding, the redemption date, which amounts may be payable in cash or in shares of the Company’s common stock, calculated as described below (subject to limitations, if any, in the documentation governing the Company’s senior indebtedness).

Upon conversion of a Note, we will issue shares of our common stock in satisfaction of the principal amount and any accrued and unpaid interest thereon. You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except in the limited circumstances described below.

We do not intend to list the Notes on a national securities exchange or interdealer quotation system.

The Indenture governing the Notes will provide for customary Events of Default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default under the Indenture governing the Notes occurs or is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Trustee, Paying Agent and Registrar

Wilmington Trust, National Association will be the Trustee. Initially, the Trustee will act as Conversion Agent, Paying Agent and Note Registrar. The Company may change the Conversion Agent, Paying Agent or Note Registrar upon written notice thereto. The Company, any Subsidiary or any Affiliate of any of them may act as Conversion Agent, Paying Agent, Note Registrar or co-registrar.

Registration, Registration of Transfer and Exchange

The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency so being herein sometimes referred to as the Note Register) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes.

Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more Notes of any authorized denomination or denominations of a like aggregate principal amount. The Trustee shall not be required to register transfers of Notes or to exchange Notes for a period of 15 days before selection of any Notes to be redeemed. The Trustee shall not be required to exchange or register transfers of any Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. The Trustee shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive and the Notes to be exchanged shall be cancelled by the Trustee subject to the provisions set forth in the Indenture.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption or conversion of Notes, but the Company may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Each holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note by such Holder in violation of any provision of the Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository.

Payment of Interest; Interest Rights Preserved

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid at the office or agency of the Company maintained for such purpose. On each Interest Payment Date the Company will issue and deliver PIK Notes representing the amount of the PIK Interest, rounded up to the nearest whole dollar, to the Holder entitled to such payment of PIK Interest. On any Interest Payment Date on which the Company makes a PIK Payment with respect to a Global Note, the Trustee will increase the principal amount of such Global Note by an amount equal to the interest payable as PIK Interest, rounded up to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holder on such record date and an adjustment will be made on the books and records of the Trustee with respect to such Global Note to reflect such increase.

Subject to the foregoing, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Interest

Interest on the Notes will be payable semi-annually in arrears on June 30 and December 31 of each year, starting on June 30, 2019, to Holders of record at the close of business on the preceding June 15 and December 15, respectively, with all interest payments being PIK interest at a rate of 5.0% per annum.

Interest will accrue on the Notes from and including the Issuance Date or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next Interest Payment Date or maturity date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking; Subordination

The obligations of the Company under the Indenture will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured), will rank pari passu with any existing or future pari passu senior subordinated debt of the Company and will rank senior to any existing or future Subordinated Indebtedness of the Company. The indenture does not restrict us in any way now or in the future from incurring senior debt or indebtedness that would be pari passu with or subordinate to the Notes.

The indenture defines “senior indebtedness” as:

•	the Obligations under the Term Loan Facility and ABL Facility;

•	any other indebtedness permitted to be incurred by the Company under the terms of the Indenture that is senior to the Notes.

provided, however, that the term “senior indebtedness” does not include:

•	any securities issued under the Indenture (including the Notes);

•	any indebtedness or any guarantee ranking junior to, or ranking on a parity with, such securities.

The Indenture does not limit the aggregate amount of senior indebtedness that may be issued by the Company. Upon any payment or distribution of assets to creditors in case of the Company’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of our senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of the Notes will be entitled to receive any payment of principal or interest on their Notes.

The Indenture will also provide that the holders of the senior indebtedness shall be third party beneficiaries of the subordination provisions of the Indenture, and that there will be no amendments, supplements, waivers, consents or other modifications of such subordination provisions without the prior written consent of Regions Bank, as agent for the lenders under the ABL Facility, and Wilmington Trust, National Association, as agent for the lenders under the Term Loan Facility.

The Notes will rank senior to all of the Company’s equity securities, including any preferred stock subsequently created.

Redemption or Repurchase of Notes

Optional Redemption

We may redeem the Notes, in whole or from time to time in part, at our option at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes to be redeemed and (ii) accrued and unpaid interest thereon to, but excluding, the redemption date, which amounts may, at the Company’s election, be payable in cash or in shares of the Company’s common stock, calculated as described below (subject to limitations, if any, in the documentation governing the Company’s senior indebtedness).

If the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds (if the Company elects to pay the Redemption Price in cash) in full satisfaction of the applicable Redemption Price, together with accrued interest thereon to the date of redemption, pursuant to the Indenture.

If the Company elects to pay the Redemption Price in shares of the Company’s Common Stock, then the Company shall direct the Trustee by Company Order to make a notation on such Global Note or an adjustment on the Trustee’s books and records as to the reduction in the principal amount represented thereby, and the Company shall take all actions as may be necessary or appropriate to effectuate the issuance of shares of the Company’s Common Stock to the Holders. For the avoidance of doubt, in no event shall the Trustee, in its capacity as a paying agent, be required to hold shares of the Company’s Common Stock in trust in connection with a redemption of the Notes.

Mandatory Conversion

Upon the earliest to occur of (i) the consummation of a Marketed Public Offering, (ii) a Change of Control and (iii) the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes with shares of the Company’s common stock), the Notes shall mandatorily convert at a conversion rate per $100 principal amount of Notes (including PIK Notes) into a number of shares calculated based on the Fair Market Value of a share of the Company’s common stock at such time, in each case less a 15% discount per share.

Events of Default

Each of the following is an Event of Default:

(a)    the Company’s failure to pay (in cash or in shares of the Company’s common stock at the Company’s election) the principal of or premium, if any, on any Note when due, whether at maturity, on a Redemption Date, upon the consummation of a Marketed Public Offering, on a Change of Control Conversion Date with respect to a change of control;

(b)    the Company’s failure to pay an in cash or in shares of the Company’s common stock at the Company’s election installment of interest on any Note when due, payable as PIK Interest as contemplated herein, if the failure continues for 30 days after the date when due;

(c)    the Company’s failure to timely provide notice with respect to any conversion or redemption of the Notes;

(d)    the Company’s failure to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if the failure is not cured within 60 days after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the applicable Notes then outstanding, in accordance with the Indenture;

(e)    a default by the Company or any of its subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $5.0 million or more, or acceleration of the Company’s or its subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that, in either such event, it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the Indenture;

(f)    failure by the Company or any of its Subsidiaries, within 45 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company or any of its Subsidiaries exceeds $5.0 million, which are not stayed on appeal;

(g)    the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of the United States Bankruptcy Code: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due; and

(h)    a court of competent jurisdiction enters an order or decree under any bankruptcy code that remains unstayed and in effect for 60 days and: (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case; (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or (C) orders the liquidation of the Company or any of its Significant Subsidiaries.

Acceleration of Maturity; Recission and Annulment

If an Event of Default, other than an Event of Default specified in (g) or (h) above, occurs and is continuing, either the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes outstanding, by written notice to the Company and the Trustee, may declare the principal of, (and premium, if any) and accrued and unpaid interest on, all the then outstanding Notes to be immediately due and payable. In the case of an Event of Default specified in the Indenture, as described in (g) or (h) above occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, all the Notes shall automatically become and be immediately due and payable without any notice, declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration has been made, the Holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Trustee, may rescind and annul such declaration and its consequences if:

(a)    the rescission would not conflict with any order or decree;

(b)    all Events of Default, other than the non-payment of accelerated principal of (or premium, if any, on) or interest, have been cured or waived; and

(c)    all amounts due to the Trustee are paid.

The Trustee is not obligated to exercise any of its rights or powers at the request or demand of the Holders, unless the Holders have offered to the Trustee security or indemnity that is satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand. Subject to applicable law and the Trustee’s rights to indemnification, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Supplements and Amendments to Indenture

Supplemental Indentures without the Consent of Holders

Without notice to or the consent of any Holder, the Company and the Trustee, at any time and from time to time, may amend or supplement the Indenture or the Notes for any of the following purposes to:

(a)    [Reserved];

(b)    make adjustments in accordance with the Indenture to the right to convert the Notes upon certain reclassifications in its common stock;

(c)    add guarantees with respect to, or secure its obligations in respect of, the Notes;

(d)    add to its covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(e)    cure any ambiguity, defect, omission or inconsistency in the Indenture;

(f)    comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act as in effect on the date on which the Indenture is qualified thereunder;

(g)    provide for the issuance of PIK Notes or the increase of the principal amount of the Notes to pay PIK Interest in accordance with the terms of the Indenture;

(h)    make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture;

(i)    provide for the appointment of a successor Trustee, Note Registrar, Paying Agent, or Conversion Agent;

(j)    comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder; or

(k)    to conform the provisions of the Indenture or the Notes to the “Description of Notes” section of this prospectus to the extent that such provision in the “Description of Notes” was intended (as evidenced by an Officer’s Certificate of the Company) to be a verbatim recitation of the Indenture or the Notes.

Supplemental Indenture with Consent of Holders

With the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, voting as a single class, by Act of said Holders delivered to the Company and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company and the Trustee, may amend or supplement the Indenture or any Notes for the purpose of adding any provisions thereto, changing in any manner or eliminating any of the provisions thereunder or of modifying in any manner the rights of the Holders thereunder and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes voting as a single class; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby (with respect to any Notes held by a nonconsenting Holder):

(a)    change the stated maturity of the principal of, or the payment date of any installment of interest on, or any additional amounts with respect to, any Note;

(b)    reduce the principal amount of, or any premium or interest on, any Note;

(c)    change the manner, consideration or currency of payment of principal of, or any premium or interest on, any Note;

(d)    impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any Note;

(e)    modify, in a manner adverse to the Holders, the provisions of the Indenture relating to the calculation of the Redemption Price or the Company’s obligation to pay the Redemption Price when due;

(f)    modify the ranking provisions of the Indenture relative to other indebtedness of the Company in a manner adverse to the Holders;

(g)    reduce the percentage in aggregate principal amount of Outstanding Notes whose Holders must consent to a modification or amendment of the Indenture or the Notes;

(h)    reduce the percentage in aggregate principal amount of Outstanding Notes whose Holders must consent to a waiver of compliance with any provision of the Indenture or the Notes or a waiver of any Default or Event of Default; or

(i)    modify the provisions of the Indenture with respect to modification and waiver (including waiver of a Default or Event of Default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

It shall not be necessary for any Act of Holders described in the paragraph above to approve the particular form of any proposed supplemental Indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Calculations

The Company is responsible for all calculations under the Indenture and the Notes, including the determination of Conversion Price, and the Fair Market Value of the common stock, provided, however, that the Board of Directors of the Company shall engage a nationally recognized investment banking firm, which shall provide a valuation of the Company’s common stock to be used as the Fair Market Value for the purposes of calculating the conversion rate other than in the case of a conversion upon a Marketed Public Offering or a Change of Control, as described above. The Company shall make all such calculations in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Company shall provide a copy of such calculations to the Trustee and the Conversion Agent, as required under the Indenture, and, the Trustee and the Conversion Agent shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.

The Trustee shall not be under any responsibility to perform any calculations under the Indenture. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provision of Article of the Indenture. The Conversion Agent shall have the same protection under this section as the Trustee.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder, as such, of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The Indenture will provide that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“ABL Facility” means the senior secured asset-based revolving credit facility provided pursuant to that certain Credit Agreement, dated as of November 16, 2018, and as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, by and among Forbes and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto, and Regions Bank, as administrative agent.

“Act” when used with respect to any Holder, means any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Holders, that is embodied in and evidenced by one or more instruments of substantially similar tenor signed by Holders in person or by agents duly appointed in writing; except as otherwise expressly provided in the Indenture, such actions becoming effective when such instruments are delivered to the Trustee and, where it is expressly required, to the Company.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Paying Agent, Authenticating Agent, Conversion Agent and Note Registrar under the Indenture.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, with respect to any Person, either the board of directors of such Person or any duly authorized committee thereof.

“Change of Control” means the occurrence of any of the following:

(i)    any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding voting power of all classes of the Company’s Voting Stock;

(ii)    there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

(iii)    the Company consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Company, unless the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; and

(iv)    the Company is liquidated or dissolved or holders of the Company’s capital stock approve any plan or proposal for the Company’s liquidation or dissolution.

“Change of Control Conversion Date” means the date of the mandatory conversion of the Notes upon a Change of Control, as determined by the Company, which date shall be no earlier than 20 days and no later than 35 days from the date notice thereof is sent to Holders.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“common stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Forbes Energy Services Ltd., until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by any one of its Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, or any Vice President and delivered to the Trustee.

“Conversion Agent” means any office or agency (including the Company acting as Conversion Agent) where the Notes may be presented for conversion.

“Corporate Trust Office” means the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of the

Indenture is located at 15950 N. Dallas Parkway, Suite 550, Dallas, TX 75248, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean any office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means The Depository Trust Company, its nominees and successors.

“Event of Default” has the meaning specified in the Indenture, as described in “Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means fair market value as determined by (A) in the case of a Marketed Public Offering, the offering price per share paid by public investors in the Marketed Public Offering, (B) in the case of a Change of Control, the value of the consideration paid per share by the acquirer in the Change of Control transaction, or (C) in the case of mandatory conversion at the Maturity Date (or such earlier date as the Company shall elect to redeem the Notes), such value as shall be determined by a nationally recognized investment banking firm, engaged by the Board of Directors of the Company for the purposes of calculating the conversion rate.

“FES LLC” means Forbes Energy Services LLC, a Delaware limited liability company.

“Global Notes” means the one or more permanent global Notes in definitive, fully registered form.

“Holder” means the Person in whose name a Note is registered on the books of the Note Registrar.

“Indenture” means the Indenture between the Company and the Trustee dated as of the Issuance Date, as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture.

“Issuance Date” is the date on which the initial Notes are first issued.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Marketed Public Offering” means the consummation of the first underwritten public offering of common equity of the Company resulting in the listing of the Company’s common stock on a national securities exchange.

“Maturity” means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity by declaration of acceleration, call for redemption or purchase or otherwise.

“National Securities Exchange” means the New York Stock Exchange, NYSE Amex, the NASDAQ Stock Market or another national securities exchange or any successor to the foregoing.

“Note Register” and “Note Registrar” have the respective meanings specified in the Indenture, as described in “Registration, Registration of Transfer and Exchange.”

“Notes” means any Notes authenticated and delivered under the Indenture. For purposes of the Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of PIK interest paid in accordance with the terms of the Indenture.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, or any Vice President, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture (including any covenant compliance which constitutes a condition precedent) relating to the proposed action have been complied with, and shall include: (i) a statement that such individual signing such certificate has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based; (iii) a statement that, in the opinion of each such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

(i)    Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)    Notes, or portions thereof, for whose payment or redemption money or shares of the Company’s common stock in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)    Notes paid pursuant to the provision related to mutilated, destroyed, lost or stolen Notes of the Indenture and Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver, and for the purpose of making the calculations required by TIA Section 313, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding (provided, that in connection with any offer by the Company or any obligor to purchase the Notes, Notes tendered for purchase will be deemed to be Outstanding and held by the tendering Holder until the date of purchase), except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the

Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to certain provisions of the Indenture, the Trustee, shall be entitled to accept such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

“Paying Agent” means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company.

“Permitted Holder” means (i) Ascribe Capital LLC, Solace Forbes Holdings, LLC, FMR LLC, Courage Capital Management, LLC, Pacific Investment Management Company LLC, Phoenix Investment Adviser LLC, and Solace Capital Partners, L.P. and any of their respective Affiliates or any successor thereto, and (ii) any officer, director, employee, partner, member, manager or stockholder of the manager or general partner of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK” means paid-in-kind.

“PIK Interest” means interest on the Notes payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“PIK Notes” means additional Notes issued under the Indenture on the same terms and conditions as the Notes originally issued on the date hereof in connection with the payment of PIK Interest. For the avoidance of doubt, the term “PIK Notes” shall not include any increases to the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest.

“PIK Payment” means a payment of PIK Interest in an aggregate amount equal to the amount of interest that would be payable on the Notes if such interest were paid in cash, by increasing the principal amount of the Notes or by issuing Notes.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to the Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who shall in each case have direct responsibility for the administration of the Indenture.

“Senior Indebtedness” means (i) the Obligations under the Term Loan Facility and ABL Facility and (ii) any other indebtedness permitted to be incurred by the Company under the terms of the Indenture that is senior to the Notes.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means (a) with respect to the Notes, any indebtedness of the Company which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

“Term Loan Facility” means the loans provided pursuant to that certain Loan and Security Agreement, dated as of April 13, 2017 and amended as of November 16, 2018 and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, by and among FES LLC, as borrower, Forbes and certain subsidiaries of FES LLC, as guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as amended and in force on the date as of which the Indenture was executed, except as provided in the Indenture.

“Trustee” means the Person named as the “Trustee” in “Trustee, Paying Agent and Registrar” until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by our Certificate of Incorporation and our Second Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Common Stock

Our certificate of incorporation, (the “Certificate of Incorporation”), provides that we are authorized to issue 41,000,000 shares of common stock, divided into two classes consisting of (a) 40,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock, par value $0.01 per share.

General

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of our common stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Common Stock

Our common stock carries the following rights:

•

Dividends. Subject to provisions of applicable law and the Certificate of Incorporation, dividends may be declared by and at the discretion of our Board at any meeting and may be paid in cash, in property, or in shares of our stock.

•

Liquidation, dissolution or winding up. Except as otherwise required by the Certificate of Incorporation or our Second Amended and Restated Bylaws (the “Bylaws”), in the event of the liquidation, dissolution or winding-up of Forbes, holders of our common stock will have all rights and privileges typically associated with such securities as set forth in the Delaware General Corporation Law, or the DGCL, in relation to rights upon liquidation.

•

Restrictions on transfer. Our common stock is not subject to restrictions on transfer as a result of the Certificate of Incorporation or the Bylaws. Nevertheless, there may be restrictions imposed by applicable securities laws or by the terms of other agreements entered into in the future. The Bylaws permit us to place restrictive legends on its share certificates in order to ensure compliance with these restrictions.

•	Other rights. Holders of our common stock have no preemptive, redemption, conversion or sinking fund rights.

The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued by Forbes.

Preferred Stock

As of December 1, 2018, we had no shares of preferred stock outstanding. Under the Certificate of Incorporation, the Board is authorized to issue, without further action by our stockholders, preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the terms, including voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of each such series, to the extent permitted by law.

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire control of us, or could adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying or preventing a change of control without further action by the stockholders. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

We have no current plans to pay dividends on common stock in the future. Furthermore, the terms of our Term Loan Facility and our ABL Facility may restrict our ability to do so, and we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. Our other future indebtedness, if any, may also restrict payment of dividends on common stock.

Limitation on Issuance of Nonvoting Equity Securities

The Certificate of Incorporation provides that Forbes may not issue non-voting equity securities. However, such restriction may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

Anti-Takeover Provisions in Delaware Law and the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may discourage or prevent a change of control even if such transaction would be beneficial to our stockholders.

No Cumulative Voting

The Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors or any other matters and cumulative voting is not otherwise provided for under the DGCL.

Classified Board of Directors

The Board is divided into three classes. The directors will serve staggered three-year terms. The terms of the directors of each class will expire at the annual meetings of stockholders to be held in 2019 (Class II), 2020 (Class III) and 2021 (Class I). At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

The Certificate of Incorporation provides that the classified board provision may not be altered or repealed without the affirmative vote of the holders of at least 80% of the shares entitled to vote in an election of directors. Furthermore, the Board may not amend or repeal the classified board provision.

No Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of Forbes must be effected at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.

Special Meetings of Stockholders

Except as otherwise provided by statute or the Bylaws, special meetings of stockholders may be called only by the Chief Executive Officer of Forbes, the Chairman of the Board, or the Board.

Business Combinations

We have opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of Forbes’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board and by the affirmative vote of holders of at least 66 2/3% of the votes of Forbes’s outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that the following persons shall not constitute “interested stockholders” for purposes of this provision:

•

any person that acquired beneficial ownership of voting securities of Forbes pursuant to the Company’s plan of reorganization (the “Plan”) in consideration for such person’s claim arising under or relating to the indenture governing the Company’s prior 9% Senior Notes due 2019 (the “Prior Senior Notes”), dated June 7, 2011, (any such person, a “Former Notes Investor”);

•

any person that acquires (other than in a registered public offering) directly from a Former Notes Investor or any of such Former Notes Investor’s affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, or a Direct Transferee, beneficial ownership of fifteen percent or more of the then outstanding voting securities of Forbes;

•

any person that acquires (other than in a registered public offering) directly from any Direct Transferee, an Indirect Transferee, or any other Indirect Transferee, beneficial ownership of fifteen percent or more of the then outstanding voting securities of Forbes; or

•

any person whose ownership of voting securities of Forbes in excess of fifteen percent is the result of any action taken solely by Forbes; provided, however, that such person shall be an “interested stockholder” if thereafter such person acquires additional voting securities of Forbes, except as a result of further corporate action not caused by such person.

The term “Indirect Transferee” refers to any person that acquires (other than in a registered public offering) directly from any Direct Transferee or any Indirect Transferee beneficial ownership of fifteen percent or more of the Company’s then outstanding voting stock.

Advance Notice Procedure

The Bylaws provide that if notice is provided for a stockholders meeting other than an annual meeting, the business transacted at such meeting shall be limited to the matters so stated in Forbes’s notice of meeting.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that Forbes has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Ascribe Capital LLC, or Ascribe, Solace Capital Partners, L.P., or Solace, and certain funds or accounts advised or sub-advised by Ascribe or Solace (collectively, the “Specified Investors”), and any officer, director, partner or employee of any entity comprising the Specified Investors, and any portfolio company in which such entities or persons have an equity interest (other than the Company) (such persons, collectively with the Specified Investors, the “Specified Parties”). In addition, to the fullest extent permitted by law, in the event any Specified Party acquires knowledge of a corporate opportunity, such Specified Party will have no duty to communicate or present such corporate opportunity to Forbes. The Certificate of Incorporation does not renounce interest in any corporate opportunity that is (i) offered in writing solely to a director or officer of Forbes or its subsidiaries who is not also a Specified Party, (ii) offered to a Specified Party who is a director, officer or employee of Forbes and who is offered such opportunity solely in his or her capacity as a director, officer or employee of Forbes, or (iii) identified by a Specified Party solely through the disclosure of information by or on behalf of Forbes.

Limitation on Liability of Directors and Officers

The Certificate of Incorporation provides that no director or officer shall be personally liable to Forbes or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except the liability of the director or officer (i) for any breach of the director’s or officer’s duty of loyalty to Forbes or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and (iv) for any transaction from which the director or officer derived an improper personal benefit. The effect of these provisions is to eliminate Forbes’s rights and its stockholders’ rights, through stockholders’ derivative suits on Forbes’s behalf, to recover monetary damages against a director or officer for a breach of fiduciary duty as a director or officer, except in the situations described above.

Amendments to the Certificate of Incorporation

The Certificate of Incorporation provides that the Certificate of Incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote thereon, except with respect to the classified board provision, which can only be amended or repealed by the affirmative vote of the holders of at least 80% of the shares entitled to vote thereon.

Amendments to the Bylaws

The Certificate of Incorporation confers on the Board the authority to adopt, amend or repeal the Bylaws. The Certificate of Incorporation further provides that holders of at least 66 2/3% of the votes of Forbes’s outstanding voting stock may adopt, amend or repeal the Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our common stock is quoted on the OTCQX under the symbol “FLSS.”

EXECUTIVE COMPENSATION

We are a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our Chief Executive Officer and our two next most highly compensated executive officers.

This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2018. As a smaller reporting company, we are not required to provide, and do not purport to provide, all of the disclosures required for “Compensation Discussion and Analysis” as set forth in Rule 402(b) under Exchange Act Regulation S-K.

Compensation Program Philosophy and Objectives

Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company and our stockholders. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and cash incentive awards and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses and cash incentive awards in order to encourage achievement of operating results over the short-term and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our stockholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintaining high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.

We do not have a formal policy for allocating between cash and non-cash compensation, generally, or with respect to our named executive officers. Each year, the compensation committee evaluates each element of compensation separately and as a whole. In making this evaluation, the compensation committee generally considers information regarding such executive officer’s performance; the performance of the Company, past compensation practices and general industry information. In 2015, the Company engaged a compensation consultant to prepare a study of peer group compensation practices. These peer companies were reviewed and approved by the compensation committee for assessing the competitiveness of 2015 and 2016 compensation levels. A discussion of how this comparison was conducted and a list of the peer companies considered is provided in the section entitled “How and why we benchmark compensation against our peers,” below. In 2017, prior to the Effective Date, the Company did not change its approach to compensation. However, on the Effective Date, the Company’s executive officers entered into new employment agreements, and the Company made other changes to its approach to compensation that are described below.

Base Salary

As stated above, we provide base salary to our executive officers in order to compensate such officers for the services they provide to the Company, on a day-to-day basis. The base salaries for the executive officers were initially set in April 2017, when we entered into new employment agreements with such officers at the time we exited from our chapter 11 reorganization. Salaries for Messrs. Crisp and Cooper were the same salaries that were in effect since 2012. The salary level for Mr. Macek was effective as of the date of the reorganization when he assumed the title and responsibilities of Chief Operating Officer. The compensation committee will from time to time evaluate those salaries based on the contributions made, responsibilities assumed and skills possessed by each such executive, as well as the condition of the Company and the overall energy services industry.

The compensation committee determined that the base salary of Messrs. Crisp, Cooper and Macek of $652,224, $432,508 and $408,744, respectively, should remain unchanged for 2018. These salaries are based on the factors described above and an earlier review of compensation practices of our peer group, which is described in greater detail in the section entitled “How and why we benchmark compensation against our peers” beginning on page 78. With respect to setting the salary of Mr. Cooper, specifically, the compensation committee felt, and continues to feel, that Mr. Cooper’s talents and achievements, including the completion of the reorganization and exit financings, make him well qualified to take a position in a company whose size exceeds our peer group. Further, the compensation committee was particularly mindful of the broad scope of responsibilities assumed by Mr. Cooper, including those associated with a treasurer, corporate secretary, mergers and acquisitions, and investor relations, which may not be performed by chief financial officers in other similarly situated companies.

Benefits and Perquisites.

The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program. The Company provides its executive officers with health, medical, dental and life insurance coverage, as it does for all of its employees, provided that with regard to these benefit plans, the Company compensates the executives for the cost of certain premiums for such plans that are not covered for all employees. The cost of such premiums are included in the executive officer salaries referenced above.

Messrs. Crisp and Macek have also been provided company trucks, which are used to access work sites and for other business-related purposes. Further, Messrs. Crisp and Cooper receive a monthly vehicle allowance. This vehicle allowance is also available to certain managers and full-time employees.

Annual Bonuses and Cash Incentive Compensation and Related Stock Grants

The Company uses cash compensation in excess of base salary to encourage achievement of operating results and to create a competitive compensation package for our executive officers. For fiscal year 2018, the compensation committee adopted a formal plan, which we refer to as our annual bonus plan or our STIP. The compensation committee believes that the adoption of this performance incentive compensation approach, which operates under our Plan, brings greater certainty and executive accountability to the Company’s compensation package.

For fiscal year 2018, the target awards under the annual bonus plan will be based on a percentage of each named executive officer’s base salary. In the case of Mr. Crisp, his target award will be 100% of base salary. In the case of Messrs. Cooper and Macek, their target award will be 70% of their base salary.

In previous years, the Company used adjusted EBITDA as the primary financial metric for assessing short-term corporate performance and as a measurement to reward its executive officers. The Company continues to use adjusted EBITDA as the primary financial metric for assessing short-term corporate performance for 2018, with 75% of the potential short-term award being based on adjusted EBITDA, 37.5% for the short-term award being based on achieving adjusted EBITDA of at least $14.6 million, or the First EBITDA Component, and another 37.5% for the short-term award being based on achieving adjusted EBITDA of at least $18.3 million, or the Second EBITDA Component, or if adjusted EBITDA were between $14.6 million and $18.3 million, then the percentage applicable to the Second EBITDA Component would be interpolated on a straight-line basis between $14.6 million and $18.3 million, provided that, the total Performance Component Award Earned for the First EBITDA Component and the Second EBITDA Component, combined, shall not exceed 75% of the Maximum Award of any named executive officer. For fiscal year 2018, 25% of the award under the annual bonus plan will be based on the Company’s safety record as compared to the Industry Total Recordable Incident Rate for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics most recently. These percentages are referred to as the “Component Percentage.” Each performance component contributed to the value of the total annual bonus for each executive as discussed below.

The compensation committee established the First EBITDA Component of at least $14.6 million and the Second EBITDA Component of at least $18.3 million for fiscal year 2018, provided that, the percentage applicable to the Second EBITDA Component would be interpolated on a straight-line basis for adjusted EBITDA between $14.6 million and $18.3 million, as discussed above. Short-term incentive compensation calculation for 2018 has not yet been finalized.

The safety component of the 2018 target cash incentive compensation has not yet been finalized and will be determined based on the Company achieving a target total recordable incident rate (“TRIR”) that is equal or less (i.e., better) than the industry average TRIR for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics in most recently. Achievement of TRIR that is better than the industry average earns incentive compensation of 100% of the target cash incentive compensation multiplied by the Component Percentage.

Equity Incentive Awards

The Company uses equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our stockholders and to create a competitive compensation package for such officers.

Clawback Policy

In March 2012, the compensation committee adopted a policy to recover incentive-based compensation paid to any executive officer as required by the provisions of the Dodd-Frank Act, any regulations or rules promulgated thereunder, or any other “clawback” provision required by applicable law or the listing standards of the NASDAQ Global Market. On May 13, 2014, the Company entered into agreements with Messrs. Crisp and Cooper and on March 20, 2018 with Mr. Macek to implement this policy.

Stock Ownership Policy

In March 2015, the compensation committee adopted a stock ownership policy, which applies to the Company’s named executive officers and directors. The policy provides a number of shares that the Company’s named executive officers must accumulate and hold within five years of the date such individual became subject to the policy. The specific ownership requirement for the Company’s chief executive officer and for each of the other named executive officers is being reviewed for the purpose of amending it to conform to the new equity structure in place since the Effective Date. The stock ownership guidelines for directors are detailed in the section entitled “2018 Director Compensation.”

Tax and Accounting Treatment Issues

Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end. In order to ensure competitive levels of total compensation for our executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee may approve compensation for one or more of its executive officers that is not deductible for federal income tax purposes.

How and why we benchmark compensation against our peers

We operate in a competitive industry and compete with other companies in that industry for executive officers. In order to ensure that our compensation is effective at attracting and retaining executive talent, we feel it is appropriate to compare our compensation with other companies in our industry.

In 2015, Towers Watson was engaged to provide a study of compensation programs of executive officers and directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified officers and directors. Based on analysis and survey data provided by Towers Watson, in March, 2015, the compensation committee approved a group of peer companies for 2015 (and again for 2016) compensation decisions. The peer companies listed below reflect the list approved by the compensation committee, except that the companies that are no longer in existence have been omitted:

•	Basic Energy Services, Inc.

•	C & J Energy Services, Inc.

•	CARBO Ceramics Inc.

•	Dawson Geophysical Company

•	Dril-Quip, Inc.

•	Gulf Island Fabrication Inc.

•	Gulfmark Offshore, Inc.

•	Helix Energy Solutions Group, Inc.

•	Hombeck Offshore Services, Inc.

•	ION Geophysical Corporation

•	Key Energy Services Inc.

•	Matrix Service Company

•	Nabors Industries Ltd.

•	Newpark Resources Inc.

•	Nuverra Environmental Solutions, Inc.

•	Parker Drilling Co.

•	PHI Inc.

•	Pioneer Energy Services Corp.

•	RigNet, Inc.

•	SEACOR Holdings Inc.

•	Superior Energy Services, Inc.

•	TETRA Technologies, Inc.

How and why we plan to use adjusted EBITDA to determine whether incentive cash compensation has been earned

The term “Adjusted EBITDA” means, with respect to the Company and its subsidiaries, income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock-based compensation, excluding extraordinary items, other non-recurring items, legal settlements related to matters originating before April 2017, and material out-of-period adjustments. Adjusted EBITDA may include other items as the Compensation Committee of the Board, in its sole discretion, may deem reasonable or appropriate.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and directors and by our investors to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure. We have used adjusted EBITDA in our quarterly earnings releases, investor conference calls and other filings with the Commission.

Due to the significance of adjusted EBITDA as a measure of the performance of the Company, the compensation committee felt that it was appropriate to tie elements of executive compensation with the achievement of a target level of adjusted EBITDA. The adjusted EBITDA target is set by the compensation committee, after receiving the recommendation of management.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2018, the Chief Executive Officer, the Chief Financial Officer and the other executive officers whose total annual compensation was more than $100,000.

Name and principal position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)(2)
John E. Crisp,	2018	652,224	(3)	—	—		—	—	—	13,315	(4)	665,539
President &	2017	664,767	(3)	—	2,097,260	(5)	—	533,548	—	41,679	(6)	3,337,254
Chief Executive Officer	2016	650,000		—	605,277	(7)(8)	—	—	—	106,229	(9)	1,361,506

L. Melvin Cooper,	2018	432,508	(3)	—	—		—	—	—	13,653	(10)	446,161
Senior Vice President &	2017	440,825	(3)	—	998,635	(5)	—	244,201	—	12,955	(10)	1,696,616
Chief Financial Officer	2016	425,000		—	277,777	(11)	—	—	—	19,113	(12)	721,890

Steve Macek,	2018	408,744	(3)	—	—		—	—	—	13.500	(13)	422,244
Executive Vice President and Chief Operating Officer(14)	2017	390,663	(3)	—	998,690	(5)	—	229,836	—	—		1,619,189

(1)	These amounts include gross-up payments for insurance premiums in 2018.

(2)

The amounts noted do not reflect any cash incentive payments to the executive officers under the Company’s annual bonus plan for the year ended December 31, 2018 as such amounts have not yet been determined.

(3)	The 2017 and 2018 amounts include amounts by which the executive officer’s compensation was increased to cover the cost of health insurance that, in 2016, was paid for by the Company.
(4)	The 2018 amount reflects amounts related to an automobile provided and related auto expenses.
(5)

The grant date fair values of the restricted stock awards are calculated in accordance with FASB ASC Topic 718. See Note 6—Share-Based Compensation in an Annual Report on Form 10-K for the year ended December 31, 2017 for additional information regarding the assumptions used to calculate the grant date fair value of the restricted stock awards.

(6)	The 2017 amount is comprised of $28,596 for fees earned as a director during 2017, prior to the Effective Date, and $13,084 for an automobile and related auto expenses.
(7)

The amounts noted reflect the grant date fair value of (i) two awards of 661,375 restricted stock units each, for a total of 1,322,750 units, granted to Mr. Crisp on March 29, 2016, for the two long-term incentive portions of the Company’s annual executive bonus plan for services performed for the year ended December 31, 2016, and (iii) the award of 118,386 restricted stock units granted on March 29, 2016 to Mr. Crisp in his capacity as a director for 2016. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718. On March 14, 2017, the Company and each of the named executive officers agreed to cancel, effective as of December 31, 2016, all awards under the Prior Compensation Plan that had not vested as of December 31, 2016.

(8)

In recognition that under the Plan, all prior equity interests (which included the Old Common Stock, the Company’s prior preferred stock, awards under the Prior Compensation Plan and the preferred stock purchase rights under the Rights Agreement) of the Company would be extinguished without recovery. On March 14, 2017, the Company and each of the named executive officers agreed to cancel, effective as of December 31, 2016, all awards granted to such named executive officer that had not vested as of December 31, 2016.

(9)	The 2016 amount is comprised of $91,750 for fees earned as a director, $2,091 for premiums paid by the Company for health and life insurance and $12,388 for an automobile and related auto expenses.
(10)	The 2017 and 2018 amounts reflects an allowance for automobile and related auto expenses of $12,955 and $13,653, respectively.
(11)

The amount noted reflects the grant date fair value of (i) two awards of 330,687 restricted stock units each, for a total of 661,374 units, granted to Mr. Cooper on March 29, 2016, for the two long-term incentive portions of the Company’s annual executive bonus plan for services performed for the year ended December 31, 2016. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718. On March 14, 2017, the Company and each of the named executive officers agreed to cancel, effective as of December 31, 2016, all awards under the Prior Compensation Plan that had not vested as of December 31, 2016.

(12)	The 2016 amount is comprised of $6,589 for premiums paid by the Company for health and life insurance and $12,524 as an allowance for an automobile and related auto expenses.
(13)	The 2018 amount reflects amounts related to an automobile provided and related auto expenses.
(14)	Steve Macek became the Executive Vice President and Chief Operating Officer of the Company on the Effective Date.

Narrative Disclosure to Summary Compensation Table

Cancellation of Prior Equity Interests

On the Effective Date, pursuant to the Company’s reorganization, all prior equity interests, including the Old Common Stock, the Company’s prior preferred stock, awards under the Company’s prior incentive compensation plans (the “Prior Compensation Plans”), and the preferred stock purchase rights under the rights agreement dated as of May 19, 2008, as subsequently amended on July 8, 2013 (the “Rights Agreement”), between the Company and CIBC Mellon Trust Company, as rights agent) of the Company were extinguished without recovery. Pursuant to the reorganization, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share (the “New Common Stock”). Accordingly, the Company and each of the named executive officers agreed to cancel, effective as of December 31, 2016, all awards under the Prior Compensation Plan that had not vested as of December 31, 2016.

2017 Management Incentive Plan

On the Effective Date, the MIP became effective.

The compensation committee administers the MIP. The compensation committee has broad authority under the MIP to, among other things: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares to be covered by each award granted under the MIP; and (iv) determine the fair market value of awards granted under the MIP, subject to certain exceptions.

Persons eligible to receive awards under the MIP include officers and employees of the Company. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of stock based awards.

The maximum number of shares of New Common Stock that may be issued or transferred pursuant to awards under the MIP is 750,000, which number may be increased with the approval of the Company’s stockholders. If any outstanding award granted under the MIP expires or is terminated or canceled without having been exercised or settled in full, or if shares of New Common Stock acquired pursuant to an award subject to forfeiture are forfeited, the shares of New Common Stock allocable to the terminated portion of such award or such forfeited shares will revert to the MIP and will be available for grant under the MIP as determined by the Compensation Committee in consultation with the Chairman of the Board, subject to certain restrictions.

As is customary in management incentive plans of this nature, in the event of any change in the outstanding shares of New Common Stock by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction, an equitable adjustment will be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP. Such adjustment may include an adjustment to the maximum number and kind of shares of stock or other securities or other equity interests as to which awards may be granted under the MIP, the number and kind of shares of stock or other securities or other equity interests subject to outstanding awards and the exercise price thereof, if applicable.

Pension and Retirement Plans

We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since the inception of the 401(k) retirement plan.

Employment Agreements Upon Our Emergence from the Chapter 11 Reorganization

In connection with our emergence from the chapter 11 reorganization, Forbes Energy Services LLC entered into (i) amended and restated employment agreements, replacing the prior agreements, with Messrs. Crisp and Cooper and (ii) an employment agreement with Mr. Macek. The following summary details the material terms of the employment agreements:

•

Term. Each of the employment agreements has a current term expiring April 13, 2021, or the Initial Term. The term of each Employment Agreement will automatically extend for an additional year every April 14, commencing April 14, 2021, unless written notice of termination is given between one hundred eighty (180) and two hundred forty (240) days prior to any such renewal date by the employee or the employer.

•

Base Salaries. The employment agreements of Messrs. Crisp, Cooper and Macek provide for annual base salaries of $650,000, $425,000 and $400,000 plus compensation for medical and related premiums, respectively, or such other sums as the parties may agree as determined by the Board, during the Initial Term.

•	Termination.

•	If the employee terminates his employment for “good reason” (as defined in the employment agreements) or under certain circumstances following a change in control, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” (as defined in the employment agreements) of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•

If the employer terminates employee’s employment for any reason other than for good cause, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•

If employee is terminated for good cause or if employee voluntarily terminates his employment other than for good reason, employer will pay any compensation earned but not paid to him prior to the effective date of termination. Employee may voluntarily terminate his employment by giving at least thirty (30) days’ written notice. At that time, employer would have the right to relieve him of his duties; however, his salary would continue during the notice period.

•

If employee dies or becomes permanently disabled during the term of his employment, employer will pay to his estate the compensation that such employee would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid, the pro-rated portion of any current year bonus, any and all options, rights or awards granted in conjunction with the MIP would immediately vest and his dependents would be entitled to benefits, including medical and other benefits and use of an employer automobile for a period of one year.

•

Change in Control. If a change in control of the Company shall occur after the Effective Date, then any and all options, rights or awards to employee in conjunction with the MIP would be deemed to have vested immediately prior to such change in control; provided that, with respect to the immediate vesting of any and all performance awards, such awards would immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between employee and employer. See “Potential Payments Upon Termination or Change in Control.”

•

Restricted Activities. Employee has agreed that, during the term of his agreement and thereafter until the later of (i) the end of the Initial Term or any then applicable extension period and (ii) one year after termination of employment following a notice of non-renewal, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among others, (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with the Company’s business or (ii) solicit any of our employees to terminate their employment.

•	Bonuses. The Compensation Committee has discretion to establish the methodology for determining annual bonuses. The Compensation Committee has not yet made such a determination.

•	Permitted Activities. Employee may engage only in those activities set forth in his Employment Agreement and those that would comply with the terms of the covenant applicable to permitted activities.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth for each named executive officer all option-based and share-based awards outstanding at December 31, 2018.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John E. Crisp, President & Chief Executive Officer	—	—	—	—	—	—	—	154,372	1,528,283
L. Melvin Cooper, Senior Vice President & Chief Financial Officer	—	—	—	—	—	—	—	73,506	727,709
Steve Macek, Senior Vice President and Chief Operating Officer	—	—	—	—	—	—	—	73,510	727,749

(1)

The Time-Based RSUs vested 20% on the date of grant and will vest 20% each on the first, second, third and fourth anniversaries of the date of grant. The Exit Financing RSUs will vest (i) 40% on the first day following the date that is eighteen (18) months after the date of grant with the remainder vesting, (ii) 20% each on the second and third anniversaries of the date of grant, and (iii) 20% one day prior to the fourth anniversary of the date of grant.

Potential Payments Upon Termination or Change In Control

The following narrative discussion outlines the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company, with respect to each named executive officer. Potential payments upon termination, including after change in control, to Messrs. Crisp, Macek and Cooper are governed by the terms of their respective employment agreements. For more information about their employment agreements, see “Employment Agreements Upon Our Emergence from the Chapter 11 Reorganization,” above.

Payments Made Upon Termination for “Good Reason”

If the employee terminates his employment for “good reason” (as defined in the employment agreements) or under certain circumstances following a change in control, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” (as defined in the employment agreements) of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

Payments Made Upon Termination Without Good Cause

If the employer terminates the employee’s employment for any reason other than for good cause, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the employment agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

Payments Made Upon a Change in Control

If a change in control of the Company occurs after the Effective Date, then any and all options, rights or awards to employee in conjunction with the MIP would be deemed to have vested immediately prior to such change in control; provided that, with respect to the immediate vesting of any and all performance awards, such awards would immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between employee and employer.

For purposes of the employment agreements of Messrs. Crisp, Cooper and Macek, and the MIP, a “change in control” means:

(i) Any Person, other than a Significant Shareholder, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; or

(ii) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a Significant Shareholder;

provided, however, that no transaction will constitute a Change in Control unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.

A “Significant Shareholder” means (i) any shareholder of the Company as of the Effective Date who, together with its Affiliates, “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) as of the Effective Date five percent (5%) or more of the Company’s outstanding voting securities and (ii) with respect to any shareholder described in clause (i) that is an investment fund, any other investment fund managed by the same or an affiliated investment manager.

In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment. Based on the Company’s calculations as of December 31, 2017, the payments by the Company to or for the benefit of the executive officers would not be subject to the excise tax imposed by Section 4999 of the Code, and the Company would not be required to pay to any of the executive officers an additional gross-up payment attributable to such excise tax.

Payments Made Upon Voluntary Termination or Termination with Good Cause

If any employee is terminated for good cause or if any employee voluntarily terminates his employment other than for good reason, employer will pay any compensation earned but not paid to him prior to the effective date of termination. Employee may voluntarily terminate his employment by giving at least thirty (30) days’ written notice. At that time, employer would have the right to relieve him of his duties; however, his salary would continue during the notice period.

Payments Made Upon Permanent Disability or Death

If employee dies or becomes permanently disabled during the term of his employment, the Company will pay to his estate the compensation that such employee would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid, the pro-rated portion of any current year bonus, any and all options, rights or awards granted in conjunction with the MIP would immediately vest and his dependents would be entitled to benefits, including medical and other benefits for a period of one year.

Material Conditions and Obligations Under the Employment Agreements

Messrs. Crisp, Cooper or Macek have each agreed during the term of each of their agreements and thereafter until the later of (i) the end of the Initial Term or any then applicable extension period and (ii) one year after termination of employment following a notice of non-renewal, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among others, (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with the Company’s business or (ii) solicit any of our employees to terminate their employment. Notwithstanding the foregoing, the respective agreements of Messrs. Crisp and Forbes permit their involvement with other business ventures provided that they are not competitive with the Company’s business or have been approved by the Board.

2018 Director Compensation

The following table details the compensation received by each Director, other than named executive officers, for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lawrence First(2)	125,000	—	—	—	—	—	125,000
Brett G. Wyard(3)	125,000	—	—	—	—	—	125,000
Rome G. Arnold III	150,000	—	—	—	—	—	150,000
Paul Butero	150,000	—	—	—	—	—	150,000
David B. Rosenwasser	125,000	—	—	—	—	—	125,000

(1)	No equity was awarded to the directors of our Board in 2018.
(2)	The amount shown reflects the compensation received by Ascribe Investments II, LLC and Ascribe Investments III, LLC on Mr. First’s behalf.
(3)	The amount shown reflects compensation received by Solace on Mr. Wyard’s behalf.

Narrative Discussion

In accordance with the Plan, Lawrence First, Brett G. Wyard, Rome G. Arnold III and Paul S. Butero, together with Mr. Crisp, who remained on the Board, took office on the Effective Date. In addition, David B.

Rosenwasser was appointed to the Board on November 21, 2017. The current Board members, except Mr. Crisp, were each paid an annual director retainer of $125,000. Each of Messrs. First and Wyard directed the Company to pay any director compensation owed to him to Ascribe’s affiliates and Solace, respectively. In March 2015, the compensation committee adopted a stock ownership policy, which applies to the Company’s named executive officers and directors. The policy provides a number of shares that the Company’s directors must accumulate and hold within five years of the date such individual became subject to the policy. The specific ownership requirement for the Company’s directors is being reviewed for the purpose of amending it to conform to the new equity structure in place since the Effective Date.

Officers Who Also Act As Directors

Mr. Crisp was compensated as a director in 2017 prior to the Effective Date as described in “2017 Director Compensation—Narrative Discussion” above. Since the Effective Date, Mr. Crisp has not received any separate compensation for his service as Chairman of the Board, as a director.

BOOK-ENTRY; DELIVERY AND FORM

Notes

The Notes will be issued in registered form only and will be (i) represented by one or more permanent global certificates deposited with the trustee as custodian for DTC or (ii) for record holders of common stock, represented by one or more certificates in the name under which each such record holders holds our common stock or Notes.

Each global certificate will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC. You will hold your beneficial interests in the global certificate directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have Notes represented by the global security registered in your name and will not be considered to be the owner or holder of any Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments in respect of the Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal or interest or conversion of Notes, if any, will credit participants’ accounts in amounts proportionate to their respective beneficial interests in the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security representing any Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the Notes as to which such participant or participants has or have given such direction.

If DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) and we do not appoint a successor depository within 90 days, the Notes represented by the global security will be transferred to each beneficial holder thereof in definitive form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

The Note Registrar will register the transfer or exchange of Notes held in book-entry form when presented with written instruction, executed by the holder of the Notes or his or her authorized attorney, in a form reasonably satisfactory to the Note Registrar as provided in the Indenture.

DTC has advised us that it is:

1.	a limited purpose trust company organized under the laws of the State of New York;

2.	a member of the Federal Reserve System;

3.	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

4.	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Once the global security is deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the Notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the Indenture and the Notes. An owner of a beneficial interest in a global security will be able to transfer that interest only in accordance with the applicable procedures of DTC and the provisions of the Indenture. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The principal terms of our material indebtedness are described below.

Term Loan Facility

FES LLC is the borrower under the Term Loan Facility, the obligations of which are guaranteed by Forbes Energy Services Ltd. and certain of their subsidiaries. The Initial Term Loan, the Add-On Term Loan and the Bridge Loan were incurred under the Term Loan Facility. Borrowings under the Term Loan Facility bear interest at a rate equal to 5.00% per annum payable in cash, plus paid-in-kind interest of 9.00% per annum (such paid-in-kind interest increasing by 2.00% per annum on April 13 of each year, commencing April 13, 2019).

Subject to certain exceptions and permitted encumbrances, the obligations under the Term Loan Facility are secured by a first lien security interest in substantially all the assets of Forbes and its subsidiaries, subject to the Intercreditor Agreement, dated as of November 16, 2018 (the “Intercreditor Agreement”), by and among the Term Loan Agent, the ABL Agent, and Forbes Energy Services Ltd., FES LLC and the other borrowers and guarantors under the Term Loan Facility and the ABL Facility, which provides that the priority collateral for the ABL Facility consists of accounts receivable, cash and related assets, and that the other assets of Forbes (including its subsidiaries) constitute priority collateral for the Term Loan Facility.

The Term Loan Facility includes (A) negative covenants, including covenants limiting the ability of Forbes (including its subsidiaries) to, among other things, effect mergers and consolidations, sell assets, incur debt and liens, make investments, dividends and distributions and transact with affiliates, (B) affirmative covenants, including covenants regarding the delivery of financial statements, reports and notices, (C) representations and warranties and (D) events of default, in each case customary for facilities of its type.

ABL Facility

Forbes Energy Services Ltd., FES LLC and certain of their subsidiaries are borrowers under the ABL Facility, which provides for $35.0 million of revolving credit commitments, including a sublimit of $12.5 million for letters of credit, subject to a borrowing base comprised of 85% of eligible accounts receivable, 90% of eligible investment grade accounts receivable and 100% of eligible cash, less reserves. The loans under the ABL Facility accrue interest at a floating rate of LIBOR plus 2.50%—3.25%, or a base rate plus 1.50%—2.25%, with the margin based on the fixed charge coverage ratio from time to time.

Subject to certain exceptions and permitted encumbrances, the obligations under the ABL Facility are secured by a first lien security interest in substantially all the assets of Forbes (including its subsidiaries), subject to the Intercreditor Agreement.

The ABL Facility includes (A) negative covenants, including covenants limiting the ability of Forbes and its subsidiaries to, among other things, effect mergers and consolidations, sell assets, incur debt and liens, make investments, dividends and distributions and transact with affiliates, (B) affirmative covenants, including covenants regarding the delivery of financial statements, reports and notices, (C) representations and warranties and (D) events of default, in each case customary for facilities of its type.

In addition, the ABL Facility includes a financial maintenance covenant requiring the fixed charge coverage ratio to be at least 1.00 to 1.00 as of the last day of each month, to the extent that excess availability is less than 20% of the commitments under the ABL Facility at such time.

Capital Leases

Forbes has historically financed the purchase of certain vehicles and equipment through commercial loans and capital leases with aggregate principal amounts outstanding as of September 30, 2018 and December 31, 2017 of approximately $6.7 million and $5.8 million, respectively. These obligations are repayable in a range of 42 to 48 monthly installments with the maturity dates to September 2022. Interest accrues on these obligations at rates ranging from 3.4% to 4.9% and is payable monthly. The obligations are collateralized by equipment purchased with the proceeds of such commercial loans and capital leases.

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date for the Rights Offering, we will distribute the Rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on January 22, 2019. If you wish to exercise your Rights and purchase Notes, you should complete the rights certificate and return it with payment (other than wire transfers) for the shares to the Subscription Agent, Registrar and Transfer Agent, at the following address:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Rights” on page 42. If you have any questions, you should contact the Subscription Agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317.

The Information Agent for this offering is D.F. King & Co., Inc. If you have any questions regarding the offering or exercising your Rights, contact the information agent at 866-406-2285 or flss@DFKing.com.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Rights, the Notes or the underlying common stock.

American Stock Transfer & Trust Company, LLC is acting as the Subscription Agent, Registrar and Transfer Agent for this Rights Offering. We will pay all customary fees and expenses of the Subscription Agent related to this Rights Offering and have also agreed to indemnify the Subscription Agent and information agent from liabilities that it may incur in connection with this Rights Offering. We estimate that our total expenses in connection with this Rights Offering will be approximately $2,470,000.

LEGAL MATTERS

The validity of the Notes issuable upon exercise of the Rights and certain other matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Forbes as of December 31, 2017 (Successor) and 2016 (Predecessor) and for the period from April 13, 2017 to December 31, 2017 (Successor) and for the period from January 1, 2017 to April 12, 2017 (Predecessor), and for the year ended December 31, 2016 (Predecessor) incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cretic Energy Services, LLC as of and for the year ended December 31, 2017 incorporated in this Prospectus by reference from the Current Report on Form 8-K/A of Forbes Energy Services, Ltd. dated January 24, 2019, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the Rights offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.forbesenergyservices.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in the Rights or the Notes. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed on April 2, 2018;

•	Our Quarterly Reports on Form 10-Q as filed on May 15, 2018, August 14, 2018 and November 14, 2018;

•	Our revised definitive proxy statement on Schedule 14A as filed on May 29, 2018; and

•	Our Current Reports on Form 8-K as filed on February 2, 2018, May 14, 2018 and June 22, 2018, November 23, 2018 and on Form 8-K/A as filed on January 24, 2019.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

Attn: Chairman, President and Chief Executive Officer

Each document or report filed by us (other than information furnished rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) the date of this prospectus and prior to the termination or completion of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus or a subsequently filed report modifies or replaces this information.